UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

March 24, 2016

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 11, 2016 at 8:00 a.m. local time at the Grand Hyatt Denver, 1750 Welton Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

/s/ Steve Ells

  Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2016 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 11, 2016 at 8:00 a.m. local time at the Grand Hyatt Denver, 1750 Welton Street, Denver, Colorado. Shareholders will consider and take action on the following matters:

1.	Election of the nine directors named in this proxy statement, Al Baldocchi, Darlene Friedman, John Charlesworth, Kimbal Musk, Monty Moran, Neil Flanzraich, Pat Flynn, Stephen Gillett and Steve Ells, each to serve a one-year term;

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay”);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016;

4.	A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., to remove a provision allowing only the Board of Directors or the Chairman of the Board to call special meetings of shareholders;

5.	A proposal to approve amendments to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws to adopt a “proxy access” bylaw allowing a shareholder, or group of not more than 20 shareholders, owning an aggregate of not less than 5% of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board, and to require us, subject to satisfaction of the requirements of our bylaws, to include such candidate(s) in our proxy materials for the meeting at which such election will be held;

6.	Five shareholder proposals, if properly presented at the meeting; and

7.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 14, 2016. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran

Co-Chief Executive Officer, Secretary and Director

March 24, 2016

Please execute your vote promptly by following the instructions included on the Notice of Internet Availability of Proxy Materials that was sent to you, or as described under “How do I vote?” on page 2 of the accompanying proxy statement.

Proxy Statement Summary

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATIONS

1. Election of Directors (p. 7)
Name	Years of Service	Independent	Board Recommendation
Albert Baldocchi	19	Yes	For	The election of directors at the annual meeting will complete our phasing out of the classification of the Board of Directors. From this meeting forward, all directors will be re-elected annually.
Darlene Friedman	21	Yes	For
John Charlesworth	17	Yes	For
Kimbal Musk	3	Yes	For
Monty Moran	10	No	For
Neil Flanzraich	9	Yes	For
Pat Flynn	18	Yes	For
Stephen Gillett	1	Yes	For
Steve Ells	20	No	For

2. Say-on-Pay (p. 19)			For	See below under “Performance” and “Compensation” for additional discussion.
3. Ratification of Ernst & Young LLP as independent auditors (p. 20)			For
4. Eliminate restrictions allowing only the Board of Directors or Chairman to call special meetings of shareholders (p. 22)			For	Approval of this proposal will result in bylaw amendments becoming effective that will allow holders of 25% or more of our common stock to call special meetings.
5. Adopt proxy access bylaw (p. 24)			For

6. Shareholder proposals (p. 28)			AGAINST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	i

Proxy Statement Summary (continued)

PERFORMANCE

Our business performance has been consistently strong and we have been tremendously successful in building long-term shareholder value. The graph below reflects the growth of an investment in our common stock at the close of the first day of trading following our initial public offering in January 2006, versus the performance of the S&P 500 and Russell 2000 indexes over a comparable 10 year period.

2015 was not without challenges, however. Beginning in the fourth quarter of 2015, a number of food-borne illness incidents associated with Chipotle restaurants, and related negative publicity, had a significant adverse impact on our sales and profitability. As a result of these business challenges, our stock price declined significantly. Although our long-term performance has been strong as compared to our restaurant industry peer group, the same did not hold true in 2015.

COMPENSATION

Changes we made in 2015 to our executive compensation programs were well received, with the say-on-pay vote at the annual meeting in May 2015 being approved by over 95% of the shares voted.

In light of the challenges we faced during the second half of 2015 and the resulting decline in the price of our common stock, in February 2016 the Compensation Committee of the Board awarded performance shares to our executive officers that will be tied solely to highly challenging absolute stock price performance goals over a three-year performance period. We believe this will align executive officer compensation with restoring and further enhancing shareholder value.

Details regarding executive compensation for 2015, and the executive officer equity awards made in early 2016, can be found in the compensation disclosures beginning on page 39.

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proxy Statement Summary (continued)

GOVERNANCE HIGHLIGHTS
Seven of the nine members of our Board of Directors are independent.
Independent directors are led by an independent Lead Director.
Phase-out of classified board structure will be complete at annual shareholders meeting.

Directors are elected by majority vote in uncontested elections rather than plurality.

Independent Board members meet in executive session at each regularly-scheduled Board meeting.

Board conducts an annual self-assessment, the results of which are reported to the full Board.

Each independent director is subject to Board stock ownership requirements.

No shareholder rights plan or “poison pill.”

Board is recommending adoption of bylaws permitting holders of at least 25% of our outstanding common stock to call special meetings of shareholders.

Board is recommending adoption of proxy access for qualifying long-term shareholders.

For significant compensation policies and procedures we employ to motivate our employees to build shareholder value, while protecting the interests of all our shareholders, see page 43.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	iii

Table of Contents

Proxy Statement Summary	i

Annual Meeting Information	1

Beneficial Ownership of Our Common Stock	5

Proposal 1 — Election of Directors	7

Information Regarding the Board of Directors	7

Biographical Information	7

A Majority of our Board Members are Independent	11

Committees of the Board	11

Director Compensation	13

Corporate Governance	14

Chairman of the Board	14

Lead Director	14

How to Contact the Board of Directors	15

Executive Sessions	15

Director Nomination Process	15

Policies and Procedures for Review and Approval of Transactions with Related Persons	17

Role of the Board of Directors in Risk Oversight	17
Proposal 2 — An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement	19
Proposal 3 — Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	20

Audit Committee Report	21

Policy for Pre-Approval of Audit and Permitted Non-Audit Services	21
Proposal 4 — A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Remove a Provision Allowing Only the Board of Directors or the Chairman of the Board to Call Special Meetings of Shareholders	22
Proposal 5 — A Proposal to Approve Amendments to the Amended and Restated Bylaws of Chipotle Mexican Grill, Inc. to Provide for Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors	24
Proposal 6 — An Advisory Vote on a Shareholder Proposal Requesting That We Adopt A Bylaw to Provide For Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors	28
Statement in Opposition by our Board of Directors

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Table of Contents (continued)

Proposal 7 — An Advisory Vote on a Shareholder Proposal Requesting Adoption of a Stock Retention Policy For Senior Executives	29
Statement in Opposition by our Board of Directors
Proposal 8 — An Advisory Vote on a Shareholder Proposal Regarding Special Meetings of the Shareholders	31
Statement in Opposition by our Board of Directors
Proposal 9 — An Advisory Vote on a Shareholder Proposal Requesting Chipotle to Issue an Annual Sustainability Report Meeting Specified Criteria	32
Statement in Opposition by our Board of Directors
Proposal 10 — An Advisory Vote on a Shareholder Proposal Requesting That We Prepare a Report on the Feasibility of Linking Executive Compensation to Sustainability Performance	35
Statement in Opposition by our Board of Directors

Executive Officers	38

Compensation Discussion and Analysis	39

Letter From the Compensation Committee of our Board of Directors	39

Compensation Committee Report	53

Summary Compensation Table	54

Grants of Plan-Based Awards in 2015	55

Terms of 2015 Performance Share Awards	55

Outstanding Equity Awards at December 31, 2015	56

Option Exercises and Stock Vested in 2015	57

Non-Qualified Deferred Compensation for 2015	57

Potential Payments Upon Termination or Change-in-Control	59

Section 16(a) Beneficial Ownership Reporting Compliance	62

Certain Relationships and Related Party Transactions	63

Shareholder Proposals and Nominations for 2017 Annual Meeting	64

Availability of SEC Filings, Corporate Governance Guidelines, Code of Conduct, Codes of Ethics and Committee Charters	64

Delivery of Materials to Shareholders with Shared Addresses	64

Miscellaneous	65

Appendix A — Proposed Amendment to Certificate of Incorporation	A-1

Appendix B — Proposed Amendment to Bylaws	B-1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	v

Annual Meeting Information

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, May 11, 2016, beginning at 8:00 a.m. at the Grand Hyatt Denver, 1750 Welton Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about March 24, 2016.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 14, 2016, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 14, 2016, there were 29,563,030 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on ten proposals:

Board Recommendation:

PROPOSAL 1 –	Election of nine directors: Al Baldocchi, Darlene Friedman, John Charlesworth, Kimbal Musk, Monty Moran, Neil Flanzraich, Pat Flynn, Stephen Gillett and Steve Ells.	FOR

PROPOSAL 2 –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).	FOR

PROPOSAL 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.	FOR

PROPOSAL 4 –

A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., to remove a provision allowing only the Board of Directors or the Chairman of the Board to call special meetings of shareholders.

Approval of this proposal will result in bylaw amendments becoming effective that will allow holders of 25% or more of our outstanding common stock to call special meetings of shareholders, subject to certain limitations.

FOR

PROPOSAL 5 –	A proposal to approve amendments to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws to adopt a “proxy access” bylaw allowing a shareholder, or group of not more than 20 shareholders, owning an aggregate of not less than 5% of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s), subject to satisfaction of the requirements of our bylaws, in our proxy materials for the meeting at which such election will be held.	FOR

PROPOSAL 6 –	A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors adopt and present for shareholder approval a “proxy access” bylaw to allow a shareholder or group of shareholders owning an aggregate of 3% or more of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s) in our proxy materials for the meeting at which such election will be held.	AGAINST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	1

Annual Meeting Information (continued)

Board Recommendation:

PROPOSAL 7 –	A shareholder proposal, if properly presented at the meeting, requesting adoption of a stock retention policy for senior executives.	AGAINST

PROPOSAL 8 –	A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors implement changes to Chipotle’s governing documents to allow shareholders owning an aggregate of 10% of our outstanding common stock to call special meetings of shareholders.	AGAINST

PROPOSAL 9 –	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria.	AGAINST

PROPOSAL 10 –	A shareholder proposal, if properly presented at the meeting, requesting that our Compensation Committee prepare and disclose a report on the feasibility of incorporating sustainability measures into executive officer incentive compensation programs.	AGAINST

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting. If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Annual Meeting Information (continued)

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What do I need to attend the meeting?

We generally limit attendance at the meeting to shareholders. Attendees will be required to present proof of ownership of Chipotle common stock as of the record date, as well as valid picture identification, in order to be admitted to the meeting. Evidence of share ownership may be in the form of a valid stock certificate, or an account statement from our transfer agent or from a broker, bank, trust or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares. Seating at the meeting will be first come first served, and due to space constraints we can’t guarantee seating for all attendees.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the re-election of any nominee.

Proposals 2, 3 & 6 through 10 — The say-on-pay vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016, and approval of each of the five shareholder proposals (if properly presented at the meeting) all require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Because the say-on-pay vote and the votes on the shareholder proposals are advisory, they will not be binding on the Board or Chipotle. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matters of the shareholder proposals. Ratification of our appointment of independent auditors is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

Proposals 4 & 5 — Approval of the proposal to amend our certificate of incorporation and the proposal to amend our bylaws each require the affirmative vote of a majority of the outstanding shares of common stock in order to be approved. Abstentions and broker non-votes have the same effect as votes “AGAINST” these proposals.

What if a nominee for director does not receive a majority of votes cast regarding his or her election?

Such director(s) would be required to submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 14, 2016 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-579-1639, or

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	3

Annual Meeting Information (continued)

by e-mail at sendmaterial@proxyvote.com. Requests by e-mail should include the 12-digit control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of

making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $22,500 plus reimbursement of customary expenses.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Ownership Information

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 14, 2016 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 29,563,030 outstanding shares of common stock as of March 14, 2016. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 14, 2016 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
FMR LLC(1)	3,678,947	12.44%
The Vanguard Group, Inc.(2)	2,606,014	8.82%
BlackRock, Inc.(3)	2,239,823	7.58%
T. Rowe Price Associates, Inc.(4)	2,092,817	7.08%
Sands Capital Management, LLC(5)	1,559,938	5.28%
Directors and named executive officers
Steve Ells(6)(7)	359,302	1.21%
Montgomery Moran(6)(8)	492,255	1.65%
John Hartung(9)	110,464	*
Mark Crumpacker(10)	26,000	*
Albert Baldocchi(6)(11)(12)	72,918	*
John Charlesworth(11)	3,403	*
Neil Flanzraich(11)	3,631	*
Patrick Flynn(11)	6,313	*
Darlene Friedman(6)(11)(13)	4,864	*
Stephen Gillett(14)	–	–
Kimbal Musk(15)	–	–
All directors and executive officers as a group (11 people)(16)	1,079,150	3.58%

*	Less than one percent.

(1)	Based solely on a report on Schedule 13G/A filed on February 12, 2016. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 1,947,253 shares or 6.59% of the total outstanding common stock at March 14, 2016. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02210.

(2)	Based solely on a report on Schedule 13G/A filed on February 11, 2016. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	5

Ownership Information (continued)

(3)	Based solely on a report on Schedule 13G/A filed on February 10, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(4)	Based solely on a report on Schedule 13G/A filed on February 9, 2016. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(5)	Based solely on a report on Schedule 13G/A filed on February 16, 2016. The address of Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, Virginia, 22209.

(6)	A portion of the shares beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(7)	Shares beneficially owned by Mr. Ells include 81,250 shares underlying vested stock appreciation rights, and 81,250 shares underlying vested performance stock appreciation rights on which the performance conditions have been satisfied.

(8)	Shares beneficially owned by Mr. Moran include 256,250 shares underlying vested stock appreciation rights, and 81,250 shares underlying vested performance stock appreciation rights on which the performance conditions have been satisfied.

(9)	Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 72 shares beneficially owned by his children; and 52,500 shares underlying vested stock appreciation rights, and 27,500 shares underlying vested performance stock appreciation rights on which the performance conditions have been satisfied. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(10)	Shares beneficially owned by Mr. Crumpacker include 11,500 shares underlying vested stock appreciation rights and 11,500 shares underlying vested performance stock appreciation rights on which the performance conditions have been satisfied.

(11)	Shares beneficially owned by Messrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 658 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 69,648 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares beneficially owned by Ms. Friedman include 4,000 shares held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	Mr. Gillett was appointed to the Board in March 2015. Directors are expected to own shares of common stock having a total value of five times the annual cash retainer payable to outside directors within five years of being elected to the Board. Excludes 152 shares underlying unvested restricted stock units which will vest on May 13, 2018.

(15)	Mr. Musk was appointed to the Board in September 2013. Directors are expected to own shares of common stock having a total value of five times the annual cash retainer payable to outside directors within five years of being elected to the Board. Excludes 70 shares underlying unvested restricted stock units which will vest on September 1, 2016, 242 shares underlying unvested restricted stock units which will vest on May 15, 2017, and 189 shares underlying restricted stock units which will vest on May 13, 2018.

(16)	See Notes (6) through (15).

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1

Election of Directors

Our Board of Directors has nine members currently divided into two classes. Beginning in 2014, we commenced the phase-out of the classification of our Board, such that each director is now elected to a one year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of all of our directors will end at this year’s annual meeting of shareholders, and as a result, following this annual meeting, all directors will be elected on an annual basis.

Al Baldocchi, Darlene Friedman, John Charlesworth, Kimbal Musk, Monty Moran, Neil Flanzraich, Pat Flynn, Stephen Gillett and Steve Ells are the nominees for election as directors to serve for a one year term expiring at the 2017 annual meeting. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of any director.

The Board of Directors recommends a vote FOR the election of Ms. Friedman and Messrs. Baldocchi, Charlesworth, Ells, Flanzraich, Flynn, Gillett, Moran and Musk as directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each current director, including a description of the experience, qualifications and skills that led the Board to determine that each director should serve on the Board. The respective current terms of all directors expire on the dates set forth below or continue until their successors are elected and have qualified.

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2017 ANNUAL MEETING		AGE	DIRECTOR SINCE

John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. Prior to that, he served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations and food safety, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	69	1999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	7

Proposal 1 (continued)

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2017 ANNUAL MEETING (CONT’D)		AGE	DIRECTOR SINCE

Kimbal Musk	Mr. Musk is an entrepreneur and restaurateur who has helped found and advise several companies and non-profits including: The Kitchen Restaurant Group, a restaurant company with restaurants in Boulder and Denver, CO and Chicago, IL; The Kitchen Community; Zip2 Corporation (acquired by Compaq Computer Corporation); PayPal, Inc. (acquired by eBay Inc.); Everdream Corporation (acquired by Dell Inc.); Tesla Motors, Inc.; Space Exploration Technologies Corp. (SpaceX); OneRiot (acquired by Wal Mart Stores, Inc.) and SolarCity Corporation. Mr. Musk has been Chief Executive Officer of The Kitchen Restaurant Group since April 2004, and Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States, since November 2010. After success in the technology business, Mr. Musk decided to pursue his passion for food and cooking and attended the French Culinary Institute in New York City. His extensive experience with fast-growing and innovative companies as well as restaurants and other retail operations, and his experience on numerous boards of directors, are an asset to our Board. Mr. Musk is a member of the board of directors of Tesla Motors, Inc. (Nasdaq:TSLA) as well as a number of privately-held companies and charitable organizations. He has served as an Adjunct Professor at New York University, and is a graduate of Queen’s Business School in Canada and the French Culinary Institute.	43	2013

Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer and Secretary. He was appointed as Co-Chief Executive Officer on January 1, 2009, after serving as our President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our outside general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us as an employee has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. In addition, Mr. Moran was the visionary and creator of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership in this area has been critical to our success. He is also one of the largest individual shareholders of our company. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D., cum laude, from Pepperdine University School of Law.	49	2006

Patrick J. Flynn	Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. In addition, Mr. Flynn’s past experience as a director of a publicly-held financial institution, and his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, have given him strong financial analysis skills.	73	1998

8	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1 (continued)

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2017 ANNUAL MEETING (CONT’D)		AGE	DIRECTOR SINCE

Stephen Gillett	Mr. Gillett was appointed to our Board on March 12, 2015. In March 2016, he became a senior executive leader at Google [x], and since October 2015 has been an active advisor to Google Ventures, an affiliate of Alphabet Inc. and Google Inc., where he provides leadership resources and mentoring to portfolio companies. Prior to his roles with Google, he served as Executive Vice President and Chief Operating Officer of Symantec Corporation (Nasdaq: SYMC) until December 31, 2014. In this role, he was responsible for corporate strategy, business segment management, eBusiness, IT, marketing, communications, sales and marketing operations, customer care, product renewals and cloud platform engineering. Mr. Gillett also served as a member of Symantec’s Board of Directors from January 2012 to December 2012. Prior to joining Symantec, Mr. Gillett was Executive Vice President and President, Best Buy Digital, Global Marketing and Strategy of Best Buy Co., Inc., from March 2012 to December 2012. From May 2008 to March 2012, Mr. Gillett was Executive Vice President, Digital Ventures and Chief Information Officer at Starbucks, Inc. His background also includes senior technology positions with companies including Yahoo! Inc. and CNET Networks. Mr. Gillett’s extensive experience with technology and cybersecurity is valuable to the Board in exercising its oversight of our IT systems and related security matters. He also has extensive leadership experience, including with global organizations, and considerable financial planning experience, all of which are also assets to our Board. He received a Bachelor’s degree from University of Oregon and an MBA from San Francisco State University.	40	2015

Steve Ells

Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision – that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive – is the foundation on which Chipotle is based. This visionary thinking has led Chipotle to extraordinary accomplishments, such as growing from a single restaurant to over 2,000 and serving more responsibly-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board. He is also one of the largest individual shareholders of our company. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.

		50	1996

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	9

Proposal 1 (continued)

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2017 ANNUAL MEETING		AGE	DIRECTOR SINCE

Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for and investor in a variety of privately-held companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Salomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	61	1997

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation, an international pharmaceutical company, where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in the areas of people management and compensation are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	73	1995

Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. He is also the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as the Senior Vice President and Chief Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies. He is a director of Equity One Inc. (NYSE:EQY). Mr. Flanzraich was a director of BELLUS Health Inc. until May 2012, a director of Continucare Corporation until October 2011, and a director of Javelin Pharmaceuticals, Inc. until July 2010. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	72	2007

10	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1 (continued)

The Board of Directors held five meetings in 2015. Each director attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2015. The Board has requested that each member attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2015 annual meeting.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards in the rules of the NYSE. Based on that review, in March 2016 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions;” (ii) a grant of $250,000 to The Kitchen Community (representing less than 10% of the total 2015 donations to The Kitchen Community), a non-profit organization founded and chaired by Mr. Musk, by Chipotle Cultivate Foundation, our company charitable foundation; and (iii) our business relationships with Google Inc., the parent of Google Ventures, at which Mr. Gillett serves as Executive in Residence. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1), and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and oversight of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 21 of this proxy statement. The committee determined that the fees paid to the independent auditor in 2015, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held eight meetings in 2015. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth, Flanzraich and Gillett. Our

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	11

Proposal 1 (continued)

Board of Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2015. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 21.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis – Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011

Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – Components of Compensation – Long-Term Incentives.” The committee has in some years, including 2015, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retained Compensation Strategies Inc., an outside executive compensation consulting firm, to provide the committee with advice regarding compensation matters for 2014 and for the equity compensation awards made to our executive officers in February 2015. In September 2015, the committee retained Pay Governance, LLC, another outside executive compensation consulting firm, to provide the committee with advice regarding executive compensation matters for the remainder of 2015. All of the fees paid to Compensation Strategies and Pay Governance during 2015 were in connection with each firm’s work on executive compensation matters on behalf of the committee; no fees were paid to either firm for any other work. Each firm was retained pursuant to an engagement letter with the Compensation Committee, and the committee determined that each firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers each firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held fourteen meetings in 2015, including a number of meetings with shareholders to discuss executive compensation matters. A report of the committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 53.

Compensation Committee Interlocks and Insider Participation

Mr. Flanzraich was appointed Chairperson of our Compensation Committee in September 2015, and the other members of the committee are Ms. Friedman and Mr. Flynn. There are no relationships between the members of the committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3 and as an “Outside Director” under Section 162(m) of the

12	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1 (continued)

Internal Revenue Code of 1986, as amended, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2015, other than the payments disclosed under “– Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with Ms. Friedman.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the committee also reviews at least annually. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2015. The members of the committee are Mr. Flynn (Chairperson), Ms. Friedman and Mr. Gillett.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle received an annual retainer during 2015 of $195,000, of which $75,000 was paid in cash and $120,000 was paid in restricted stock units representing shares of our common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also received a $2,000 cash payment for each meeting of the Board of Directors he or she attended and $1,500 for each meeting of a committee of the Board of Directors he or she attended ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors, in the following amounts for 2015: $20,000 for the Audit Committee Chairperson, $15,000 for the Compensation Committee Chairperson, $10,000 for the Nominating and Corporate Governance Committee Chairperson, and $5,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. In 2015 we also began to pay an annual retainer of $15,000 to the Lead Director. Additionally, directors are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings.

We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All directors other than Mr. Musk, who was appointed to the Board in September 2013, and Mr. Gillett, who was appointed to the Board in March 2015, met this requirement as of December 31, 2015. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	13

Proposal 1 (continued)

The compensation of each of our non-employee directors in 2015 is set forth below.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL
Albert S. Baldocchi	$115,750	$120,075	$235,825
John S. Charlesworth	$95,000	$120,075	$215,075
Neil W. Flanzraich	$123,250	$120,075	$243,325
Patrick J. Flynn	$117,750	$120,075	$237,825
Darlene J. Friedman	$117,750	$120,075	$237,825
Stephen Gillett(2)	$78,247	$96,569	$174,816
Kimbal Musk	$83,750	$120,075	$203,825

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. Restricted stock units in respect of 189 shares of common stock (152 shares in the case of Mr. Gillett, who joined the Board in March) were granted to each non-employee director on May 13, 2015. The restricted stock units were valued at $635.32, the closing price of our common stock on the grant date. The restricted stock units vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director serving as of December 31, 2015, other than Mr. Musk and Mr. Gillett, held 658 unvested restricted stock units as of that date; Mr. Musk held 501 unvested restricted stock units as of that date, and Mr. Gillett held 152 unvested restricted stock units as of that date.

(2)	Mr. Gillett was appointed to the Board effective March 12, 2015.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at ir.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company.

Lead Director

Mr. Flanzraich was appointed Lead Director in September 2014. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee directors or other employees being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management. Other responsibilities of the Lead Director include (i) coordinating activities of the other independent Directors and serving as a liaison between the

14	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1 (continued)

Chairman and independent Directors; (ii) calling meetings of the independent Directors when determined to be necessary or appropriate; (iii) reviewing meeting agendas and consulting with the Chairman regarding agenda items; (iv) interviewing, along with the Chairman and the Chair and members of the Nominating and Corporate Governance Committee, all Director candidates and making recommendations to the Nominating and Corporate Governance Committee; (v) leading, in conjunction with the Nominating and Corporate Governance Committee, the annual Board performance self-evaluation process; (vi) advising the Nominating and Corporate Governance Committee on the composition of Board committees and selection of committee chairs; (vii) providing leadership to the Board if circumstances arise in which the roles of the Chairman and the Co-Chief Executive Officers may, or may be perceived to be, in conflict; (viii) considering Board succession planning matters; and (ix) participating in shareholder outreach efforts relating to executive compensation and corporate governance matters.

Board Performance Self-Evaluation Process

The Chairman of the Nominating and Corporate Governance Committee oversees an annual evaluation process during which each director evaluates the Board as a whole and their individual contributions to the Board, and each member of the standing committees of the Board of Directors evaluates the committees on which he or she serves.

The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities, whether the meeting materials are effective, and other matters. The individual director evaluations consider, among other factors, (i) the extent to which directors understand Chipotle’s products, markets and business initiatives; (ii) the extent to which individual director experience, information and insight contribute to the effectiveness of the Board; and (iii) the availability of training and development opportunities, if necessary, to enhance individual contributions to the Board. The Board self-evaluations consider whether and how the Board has performed the responsibilities in our Corporate Governance Guidelines, evaluate the composition of the Board and its committees, and assess the quality of meetings, agendas, presentations and meeting materials.

For 2015, the Chairman of the Nominating and Corporate Governance Committee conducted an interview with each director to discuss the matters described above, and to conduct individual director self-evaluations and identify any other issues regarding Board or committee performance. The results of these discussions were then compiled and presented in discussions with the full Board. In some years, the Board self-evaluation also results in changes to the Board’s policies, procedures and priorities in order to best enable the Board to discharge its oversight responsibilities.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary, our general counsel or their designees, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2015. The Lead Director chaired the non-employee executive sessions of the Board held during 2015. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2016, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	15

Proposal 1 (continued)

consideration of Board candidates are described below. Each member of the Board is a nominee for election as a director at this year’s annual meeting, and was recommended to the Board as a nominee by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is also authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•

Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and from the standpoint of alignment with our vision and values;

•	Their independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members. The Board does believe that diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board; diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of many elements that will be considered in evaluating a particular candidate. Search firms with which we work to identify potential Board nominees will be instructed to specifically focus on identifying candidates that would, in addition to bringing particular skills and experience to the Board, also add to the gender and/or ethnic diversity on the Board.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2017 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 64.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other

16	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 1 (continued)

directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 63.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors exercises an oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

Enhanced Oversight of Food Safety Risks

In the wake of food-borne illness incidents that had a significant negative impact on our business during 2015 and into 2016, the Audit Committee and management agreed on additional procedures to enhance the committee’s oversight over food safety risks. This enhanced oversight will involve increased reporting to the Audit Committee regarding food safety-related matters, as well as participation by one or more members of the Board in certain food safety audits, trainings, and other activities. In light of his extensive background in operations for large-scale restaurant enterprises, Mr. Charlesworth has been designated as the principal liaison to the Audit Committee in connection with its enhanced food safety oversight role.

Board Leadership Structure and Risk Oversight

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Co-Chief Executive Officer and additional Co-Chief Executive Officer with

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	17

Proposal 1 (continued)

intimate knowledge of our business, industry and challenges. The Co-Chief Executive Officers’ in-depth understanding of these matters and levels of involvement in the day-to-day management of Chipotle allow them to promptly identify and raise key risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. This is effectively balanced by the independent oversight of the Lead Director, independent Board committees, and independent directors as a whole, who can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

18	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 2

An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say-on-pay votes at each year’s annual meeting, until at least the annual meeting to occur in 2017.

2015 Executive Compensation

In response to the say-on-pay vote held at our annual meeting in May 2014 and prior to making decisions regarding executive compensation for 2015, our Compensation Committee and management team had extensive dialogue with our shareholders, including contacting shareholders representing nearly two-thirds of our outstanding common stock. Changes we made in our executive compensation following the 2014 say-on-pay vote and our extensive shareholder engagement are summarized below. These changes were implemented for officer equity awards made in early 2015, and are reflected in the compensation disclosures appearing beginning on page 39.

•	Reduced grant-date value of officer equity grants for 2015 by up to 41% versus the values on which last year’s say-on-pay vote was held.

•	Determined size of 2015 equity awards by reference to market value of awards on grant date.

•	Revised performance framework to base vesting on performance versus restaurant industry peer group.

•	Implemented straightforward performance vesting schedule that is fully disclosed.

•	Adopted three year cliff vesting, subject to performance versus restaurant industry peer group.

•	Reduced Co-CEO equity amounts by greatest amount, while broadening pool of non-officer grantees, including restaurant managers.

We believe the Compensation Committee responded to the 2014 say-on-pay vote in a manner that addresses shareholder concerns, while continuing to incentivize our highly capable management team to achieve extraordinary results.

For 2015, as a result of the food-borne illness incidents that negatively impacted our results beginning in the fourth quarter of 2015, our results fell significantly short of our performance targets, resulting in no bonuses being paid to the executive officers under the AIP.

2016 Executive Compensation

In reviewing the compensation information included in this proxy statement, it is important to bear in mind that consistent with past practice, compensation decisions for 2015 were made early in the year, before our business was adversely impacted by food-borne illness incidents late in the year. Consequently, the amounts and awards reflected in the compensation tables beginning on page 54 reflect decisions made before the significant downturn in our business late in the year. Disclosures of executive compensation decisions made in early 2016 in response to the food-borne illness incidents and related downturn in our business can be found beginning on page 39.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the say-on-pay proposal.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	19

Proposal 3

Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2016 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent auditors. If shareholders do not ratify the appointment of Ernst & Young LLP, the committee will reevaluate the appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2016 if it determines that such a change would be in the best interests of Chipotle and our shareholders.

In addition to the selection of Ernst & Young LLP as independent auditors, the Audit Committee is involved in the selection of the lead audit partner. In conjunction with the mandatory rotation of lead engagement partners every five years, the Audit Committee and Ernst & Young LLP selected a new lead engagement partner for the 2016 audit. The members of the committee believe that the continued retention of Ernst & Young LLP to serve as independent external auditor is in the best interests of Chipotle and our shareholders.

The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young LLP for the years ended December 31, 2015 and 2014 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young LLP in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young LLP as our independent auditors.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2015 and 2014 were:

Fees for Services	2015	2014
Audit Fees(1)	$754,899	$606,825
Audit-Related Fees(2)	2,148	2,147
Tax Fees(3)	510,107	359,839
All Other Fees(4)	—	—
Total Fees	$1,267,154	$968,811

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Represents fees for tax consulting and advisory services, and for 2015, tax compliance services as well.

(4)	Represents reimbursement of costs and expenses in connection with litigation and regulatory proceedings.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

20	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 3 (continued)

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2015, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2015 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by applicable standards of the Public Company Accounting Oversight Board, or PCAOB; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

John S. Charlesworth

Neil W. Flanzraich

Stephen Gillett

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	21

Proposal 4

A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Remove Restrictions Allowing Only the Board of Directors or the Chairman of the Board to Call Special Meetings of Shareholders

We are asking that shareholders approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to eliminate a provision limiting the ability to call special meetings of shareholders to only the Board of Directors or the Chairman of the Board.

As a result of the inclusion in our certificate of incorporation of the provision limiting the ability to call special meetings of shareholders, our shareholders do not presently have the right to call special meetings. If this proposal is approved, the resulting elimination of the limitations on the right to call special meetings of shareholders would provide us the flexibility to adopt provisions allowing shareholders to call special meetings of shareholders. In order to implement the right for shareholders to call special meetings, the Board has adopted bylaw amendments, the effectiveness of which is conditioned on shareholder approval of the amendment to our certificate of incorporation described in this proposal, that would provide shareholders the right to call special meetings of shareholders, with the terms and limitations further described below under “—Terms of Pending Bylaw Amendments Allowing Shareholders to Call Special Meetings.” Regardless of whether this proposal is approved, the Board of Directors and the Chairman of the Board will continue to have the ability to call special meetings of shareholders when, in the exercise of their fiduciary obligations, they determine appropriate.

The Board determined that the adoption of a right of shareholders to call special meetings, and hence the amendment described in this proposal, are appropriate following review of the policies and preferences of a number of our most significant shareholders, as well as a review of the shareholder proposal included in Proposal 8 below. The Board of Directors recognizes that providing shareholders the ability to call special meetings is viewed by many shareholders as a corporate governance best practice. The Board also believes, however, that special meetings of shareholders would likely result in our incurring substantial expenses, and may be disruptive to our business operations and therefore counter to the best interests of shareholders as a whole. Accordingly, the Board believes that special meetings of shareholders should be extraordinary events that should be held only if a significant minority of shareholders is in agreement that a special meeting is appropriate, and also believes that such extraordinary meetings should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting.

The description above of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, is qualified in its entirety by reference to and should be read in conjunction with the full text of our certificate of incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Appendix A. Furthermore, the description above of the pending amendments to our bylaws to implement the right of shareholders to call special meetings is qualified by reference to and should be read in conjunction with the more detailed description below of the bylaw amendments, which will only become effective if this proposal is approved.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Certificate of Incorporation to remove the limitations on calling special meetings of shareholders.

Terms of Pending Bylaw Amendments Allowing Shareholders to Call Special Meetings

If the amendment described in this Proposal 4 is approved by shareholders, bylaw amendments conditionally adopted by our Board would become effective, and will provide that we will be required to call a special meeting of shareholders upon the written request of one or more holders who own shares representing at least 25% of the outstanding shares of our common stock. The bylaw amendments utilize a “net long” definition of stock ownership for purposes of determining whether shareholders requesting a special meeting satisfy the 25% ownership threshold. Under the “net long” definition, a person will be deemed to “own” only those shares of outstanding common stock as to which the person possesses (i) the sole power to vote or direct the voting; (ii) the sole economic incidents of ownership (including the right to profits and risk of loss); and (iii) the

22	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 4 (continued)

sole power to dispose of or direct the disposition of such shares. The “net long” definition excludes ownership of derivative securities, as detailed further in the bylaw provisions.

The bylaw amendments further provide that to be in proper form to call a special meeting of shareholders, the shareholder request(s) for a meeting must include certain information, including a statement of the purposes of the meeting and the reasons for conducting such business at the meeting, as well as an acknowledgement that any sales of shares by the requesting shareholder(s) will be deemed a revocation of the special meeting request in respect of the shares disposed of, and that such shares will no longer be counted for purposes of determining that the 25% ownership requirement has been satisfied. The requesting shareholder(s) will also be required to update the information provided to ensure that it is true and correct as of the record date for notice of the special meeting, and as of 15 days prior to such special meeting.

The bylaw amendments also excuse us from calling a shareholder-requested special meeting if we receive the request(s) for the meeting during the period beginning 90 days prior to the first anniversary date of the preceding annual meeting of shareholders and ending immediately following the final adjournment of the next annual meeting, or if a substantially similar item was presented at any meeting of shareholders held within 180 days prior to our receipt of the special meeting request(s) or is included in our notice of a shareholder meeting that has been called but not yet held. In addition, if a shareholder-requested meeting is called, our Board may instead present the proposed item(s) of business at another meeting of shareholders held within 90 days after receipt of the shareholder request(s) for the special meeting.

If the conditions of the bylaw amendments are satisfied, we would be required to hold a shareholder-requested special meeting within 120 days after receipt of shareholder request(s) for the meeting, unless the proposed item(s) of business are presented at another meeting as described above. Business transacted at the meeting would be limited to the purpose(s) stated in the shareholder request(s) for a special meeting, and any other matters submitted to the meeting by our Board.

In the event the amendment described in this Proposal 4 is approved, these bylaw amendments would become effective without any further action by the Board or the shareholders. In that case, we will file the Amended and Restated Bylaws, as amended to include these provisions, as an exhibit to the Current Report on Form 8-K filed to report the results of the annual meeting.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	23

Proposal 5

A Proposal to Approve Amendments to the Amended and Restated Bylaws of Chipotle Mexican Grill, Inc. to Provide for Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors

We are asking that shareholders approve amendments to our Amended and Restated Bylaws to provide a means for shareholders to include shareholder-nominated director candidates in our proxy materials for annual meetings of shareholders, which is commonly known as “proxy access.” Proxy access for U.S. publicly traded companies was virtually nonexistent prior to 2012, when rules of the SEC first allowed shareholders to make advisory proposals asking companies to adopt proxy access provisions. Since that time, a number of companies have adopted proxy access bylaws, and the Board and its advisors have actively monitored developments in this area. The Board began to seriously consider the possible adoption of a proxy access bylaw following receipt of a shareholder proposal on this topic in late 2014.

It is important to note that, irrespective of this proposal or the shareholder proposal included as Proposal 6, shareholders already have a meaningful voice in electing directors at Chipotle. As described on page 16, we allow shareholders to recommend candidates for the Board to our Nominating and Corporate Governance Committee, and our Amended and Restated Bylaws allow shareholders to formally nominate candidates for election to the Board by following the procedures set forth in the bylaws. Additionally, the federal securities laws enable shareholders to solicit proxies for their own nominees. Notably, no shareholder has ever recommended a candidate to our Nominating and Corporate Governance Committee or sought to nominate a candidate for election under our bylaws. Shareholders also have significant influence over director elections as a result of our implementation of majority voting for uncontested director elections, and the completion of the phase-out of our classified Board, in each case effective with this year’s annual meeting.

However, recognizing that proxy access has come to be viewed by many (though not all) investors as a good governance practice, our Board reviewed and considered the issue and approved the terms of this proposal as those the Board believes to be most appropriate for Chipotle at the present time. The proposal provides for a proxy access bylaw under which a shareholder or group of not more than

20 shareholders owning an aggregate of not less than 5% of our outstanding common stock for a minimum of three years may nominate candidates for election to our Board at an annual meeting, and require us to list such candidates in our proxy materials for the meeting. The proposal further provides that such proxy access nominees will be limited to a number of candidates not exceeding 20% of our Board.

The non-binding shareholder proposal in Proposal 6 calls for us to adopt a 3%/three year ownership standard, would not limit the number of shareholders who could aggregate their holdings for purposes of meeting the ownership standard, and calls for a limit on the number of proxy access candidates of 25% of our Board. Our Board believes that the higher ownership threshold, restrictions on shareholders aggregating ownership of shares, and lower cap on the number of shareholder nominees that are proposed in this proposal are more appropriate for Chipotle and in shareholders’ best interests because, among other things:

•

Allowing proxy access with lesser ownership requirements and other precautions than those included in this proposal may encourage potentially costly and disruptive contested elections, which would be particularly inappropriate in circumstances in which shareholders seeking to make one or more nominations to our Board do not perceive sufficient benefits from the nomination(s) to justify such shareholders’ incurring their own expenses to solicit proxies for their candidate(s);

•

The limits on aggregation in this proposal allow a reasonable number of shareholders to join together to list a nominee in our proxy materials, while helping to provide assurance that proxy access will not be subject to abuse by short-term investors or investors without a substantial investment in our company;

•

The limits included in this proposal on the total number of proxy access candidates that a shareholder may include in our proxy materials will help avoid a shareholder or group of shareholders having a level of influence on the makeup of our Board that is disproportionate to the level of share ownership of such shareholder or group of shareholders;

24	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 5 (continued)

•

Proxy access is a very recent development in the corporate governance of U.S. companies, and the vast majority of companies do not provide for shareholder proxy access at all, so it is appropriate to approach this issue with caution in order to see how these provisions actually operate in practice at companies that have implemented proxy access, and to allow for further development of market practices in this rapidly evolving area;

•

Our long-term company performance has been outstanding, and it is not in the best interests of shareholders to facilitate potentially disruptive changes to a Board that has overseen consistently strong business results and the creation of significant shareholder value; and

•

Our largest shareholders continue to hold a range of views regarding proxy access, including some holders who support one or more of the standards included in this proposal, those who support one or more of the standards included in Proposal 6, as well as holders who do not support proxy access at all, leading our Board to conclude that the standards included in this proposal are the best compromise among the various positions of the investors with whom we discussed the issue, the views of our internal and external advisors, and the beliefs of the Board in relation to this issue.

In deciding on the provisions to include in our binding proposal to adopt a proxy access bylaw, the Board also considered that under the standards included in this binding proposal, we believe that four of our existing shareholders would be eligible to use proxy access immediately and without aggregating with any other shareholders. In addition, numerous other shareholders would have the ability to use proxy access by aggregating holdings with other holders as permitted by the terms of the bylaw provisions being proposed herein. Accordingly, this proposal will, if approved, provide for a meaningful immediate right to a significant number of shareholders.

Because of the range of views of our shareholders and others regarding proxy access and the uncertainties surrounding how these provisions will affect companies that adopt them, and consistent with good governance practice, our Board decided to submit the proposed proxy access amendments to shareholders for approval. The amendments will not become effective unless approved by the holders of at least a majority of our issued and outstanding shares of common stock.

At our 2015 annual meeting of shareholders, holders of approximately 29% of our outstanding common stock voted in favor of a proposal identical to this one. Holders of approximately 41% of our outstanding common stock voted in favor of a proposal substantially the same as Proposal 6.

A more detailed description of the proposed proxy access bylaw amendments is set forth below. This description is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed bylaw amendments, which are attached to this proxy statement as Appendix B.

Terms of Proposed Proxy Access Bylaw

Shareholder eligibility. Our proposed proxy access bylaw would permit any single shareholder or group of up to 20 shareholders who have maintained qualifying ownership of 5% or more of our outstanding common stock continuously for three years to nominate candidates for election to the Board and require that we list such nominees with the Board’s nominees in our proxy statement for the annual meeting of shareholders. Proxy access will be unavailable to any shareholders at any special meeting of the shareholders.

Number of shareholder-nominated candidates. Under the proposed proxy access bylaw, a qualifying shareholder or group of shareholders would be permitted to nominate the greater of (i) one director or (ii) 20% of the Board of Directors, rounding down to the nearest whole number of board seats. If the Board decides to reduce the size of the Board after the nomination deadline, the 20% calculation will be applied to the reduced size of the Board, with the potential results that a shareholder-nominated candidate may be disqualified.

Nominating shareholders submitting more than one nominee would be required to rank their nominees in order. If the number of the shareholder-nominated candidates exceeds the greater of (i) one director or (ii) 20% of the Board, rounding down to the nearest whole number of Board seats, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the proxy materials until the maximum number is reached.

Shareholder-nominated candidates that the Board determines to include in the proxy materials as Board-nominated candidates will be counted against the greater of (i) one director or (ii) 20% maximum.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	25

Proposal 5 (continued)

Calculation of ownership. In order to ensure that the interests of shareholders seeking to include director nominees in our proxy materials are aligned with those of our other shareholders, a nominating shareholder would be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest. Borrowed or hedged shares would not count as “owned” shares.

Nominating procedure. In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders.

Information required of all nominating shareholders. Each shareholder seeking to include a director nominee in our proxy materials is required to provide certain information, including:

•	proof of qualifying stock ownership as of a date within seven calendar days prior to the date of the submission and the record date for the annual meeting;

•	the shareholder’s notice on Schedule 14N required to be filed with the SEC;

•	the written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected; and

•	the information required by the advance notice provision of our bylaws.

Nominating shareholders are also required to make certain representations and agreements regarding:

•	lack of intent to effect a change of control;

•	intent to maintain qualifying ownership through the relevant annual meeting date;

•	intentions with respect to maintaining qualifying ownership for one year after the meeting date;

•	only participating in the solicitation of their nominee or Board of Director nominees; and

•	complying with solicitation rules and assuming liabilities related to and indemnifying us against losses arising in connection with the nomination.

Information required of all shareholder nominees. Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as director, including representations and agreements regarding:

•

such nominee not being a party or subject to, and refraining from entering into, any voting commitment not disclosed to us or that could limit or interfere with such nominee’s fiduciary duties as a director;

•

refraining from entering into agreements, arrangements or understanding with any person or entity other than Chipotle with respect to compensation, reimbursement or indemnification for service as a director; and

•	compliance with our policies and guidelines applicable to directors.

Shareholder nominees also must submit completed and signed questionnaires required of all of our directors and officers and provide consent to being named in our proxy statement as a nominee and to serving as a director if elected.

Disqualification of shareholder nominees. We will not be required to include any nominee information in our proxy materials for any director nominee submitted by shareholders:

•

for which our Secretary receives a notice that a shareholder has nominated such person pursuant to the advance notice requirements for shareholder nominations or other business set forth in Article II, Section 9(a) of our bylaws;

•

if the shareholder that has nominated such nominee has or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Securities Exchange Act of 1934 in support of the election of any individual as director at the annual meeting other than its nominee(s) or a nominee of our Board;

•

if the nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than Chipotle, or is receiving or will receive any such compensation or other payment from any person or entity other than Chipotle, in each case in connection with service as a director on our Board;

•

if the nominee is not independent under the listing standards of each principal U.S. exchange upon which our common stock is listed, any applicable rules of the SEC and any publicly disclosed standards used by our Board in determining and disclosing independence of our directors, in each case as determined by our Board;

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Proposal 5 (continued)

•

whose election would cause us to be in violation of our bylaws, our certificate of incorporation, as amended, the rules and listing standards of the principal U.S. exchanges upon which our common stock is traded, or any applicable state or federal law, rule or regulation;

•	who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

•	who is named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

•	who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933; or

•

if the nominee or the applicable nominating shareholder provided information to us in respect to such nomination that was untrue in any material respect or omitted to state a material fact, as determined by our Board or any committee thereof.

Supporting statement. Shareholders will be permitted to include in our proxy statement a statement not exceeding 500 words in support of their nominees. We may omit any information or statement that we, in good faith, believe would violate any applicable law or regulation.

Invalidation of shareholder nominations. In the event a shareholder or group of shareholders making a nomination under this provision, or the nominee(s) of such shareholder or group of shareholders, violate the terms of the proxy access bylaw, such shareholder nomination(s) will be declared invalid and the shareholder or group of shareholders will be ineligible to make nominations under the proxy access bylaw for the next two annual meetings.

Re-nomination of shareholder nominees. Shareholder nominees who are included in our proxy materials but subsequently withdraw from or become ineligible for election at the meeting or do not receive at least 25% of the vote cast in the election would be ineligible for nomination under the proxy access bylaw for the next two annual meetings.

The Board believes that adopting the proxy access amendments to our Amended and Restated Bylaws as described above would provide benefits to our shareholders by allowing greater shareholder influence over the makeup of our Board while balancing the Board’s concerns regarding potential abuse by parties who are not aligned with the long-term interests of all of our shareholders. Accordingly, the Board recommends an amendment to the Amended and Restated Bylaws to include the proxy access bylaw described above.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Bylaws to provide for proxy access.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	27

Shareholder Proposals

Proposals 6 through 10 are shareholder proposals. If the shareholder proponent of each proposal, or representative who is qualified under state law, is present at the annual meeting and submits the applicable proposal for a vote, that proposal will be voted upon. The shareholder proposals and related supporting statements are included in this proxy statement as submitted by the proponents and we accept no responsibility for their contents. The Board’s statements in opposition to each proposal are presented immediately following each proposal and supporting statement. The name and address of the proponent of each proposal and the amount of stock owned by such proponent will be promptly provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Proposal 6

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING THAT WE ADOPT A BYLAW TO PROVIDE FOR SHAREHOLDER ACCESS TO THE COMPANY’S PROXY MATERIALS FOR

SHAREHOLDER-NOMINATED CANDIDATES FOR ELECTION TO THE BOARD OF DIRECTORS

Resolved:

Shareholders of Chipotle Mexican Grill, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting statement:

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

28	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Shareholder Proposals (continued)

A similar proposal received 49.9% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 60 companies.

We urge shareholders to vote FOR this proposal.

Statement in Opposition

This advisory proposal conflicts with the company’s Proposal 5, a binding proposal calling for shareholder adoption of a proxy access bylaw with different parameters than those included in this proposal. The Board recommends that you vote AGAINST this proposal and FOR Proposal 5.

For the reasons set forth in Proposal 5, the Board believes that the company’s binding proxy access proposal better balances the interests of all shareholders in having a strong voice on the Board, but also in avoiding potential disruption of a Board that has proven to be highly adept at ensuring the creation of shareholder value, than does this proposal.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 7

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING

ADOPTION OF A STOCK RETENTION POLICY FOR SENIOR EXECUTIVES

Resolved:

Shareholders of Chipotle Mexican Grill, Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 50 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

Our Company’s share ownership guidelines require the co-Chief Executive Officers (“CEO”) to hold 31,000 shares each. In comparison, co-CEO Steve Ells owns 246,802 shares and co-CEO Montgomery Moran owns 154,755 shares, as of March 2015 according to the 2015 proxy statement.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	29

Shareholder Proposals (continued)

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

Statement in Opposition

The proponent of this proposal is correct that equity-based compensation is an important component of our executive compensation programs. The proponent also correctly notes that we have adopted guidelines that require our executive officers to maintain significant equity ownership in our company. However, the proponent suggests that the interests of our officers are not sufficiently aligned with shareholder interests, and appears to ignore our strong performance over the years, both in terms of the growth and profitability of our business and our creation of shareholder value. We believe these results have been attributable, at least in part, to our officers having the opportunity to realize significant rewards when our performance is strong. We further believe that this proposal, which would put restrictions on our officers’ ability to realize such rewards, would undermine, rather than improve, the alignment of officer interests with those of our shareholders.

Taking these considerations into account, our Board does not believe that the policy being advanced in this proposal is appropriate, or is worth the risk of significant unintended consequences that would accompany such a policy. Accordingly, the Board recommends that you vote AGAINST the proposal. A more detailed explanation of the Board’s reasoning follows.

Chipotle’s officers have an incredibly strong interest in Chipotle’s long-term performance. Reflected below are the stock ownership guidelines applicable to each of our officers, as well as the actual share ownership of each officer, as of March 14, 2016 in both number of shares and in dollar value. These numbers exclude the value of shares underlying vested and unvested equity compensation awards held by the officers, which further increase each officer’s financial interest in Chipotle’s success.

Officer Name	Ownership Guideline	Shares Owned	Dollar Value of Shares Owned(1)

Steve Ells	31,000	196,802	$101,496,695

Monty Moran	31,000	154,755	$79,811,796

Jack Hartung	7,000	30,392	$15,674,066

Mark Crumpacker	3,000	3,000	$1,547,190

(1) As of March 14, 2016.

Notably, the vesting and payout of the equity compensation awards made to the executive officers in 2015 and 2016 (which, again, are not reflected above) have been based on a three-year performance period. Our Compensation Committee believes this three-year performance period results in strong alignment of the officers’ interests with those of shareholders as a whole, as well as significant retention value from the awards. Moreover, to further align the interests of our officers with those of our shareholders, we prohibit both hedging and pledging of shares of our stock by our officers and the members of our Board of Directors. This approach to executive share ownership is consistent with a vast majority of publicly-traded companies in the U.S.

30	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Shareholder Proposals (continued)

The supporting statement for this shareholder proposal suggests that the interests of our officers need to be better aligned with those of shareholders. In our opinion, the significant ownership interests and other policies described above reveal that suggestion to be, at best, ill-informed.

At the same time, if we were to adopt a policy that required our officers to retain 50% of the net after-tax shares associated with all equity compensation awards received by the officers, our officers’ ability to realize the value created when they drive increases in shareholder value, and to diversify their personal financial portfolios, may be adversely impacted. We don’t believe such a policy would strike an appropriate balance between protecting shareholder interests and allowing our officers to attend to their personal financial situations.

The policy being advocated in this shareholder proposal could have significant unintended consequences that would not be in the best interest of Chipotle or our shareholders. One potential impact of a policy restricting our officers’ ability to realize value from their equity compensation awards is the creation of an incentive for our officers to terminate their employment relationship with us. Given the tremendous success we have achieved under this officer team, our Board believes that creation of such an incentive would be wildly imprudent. Additionally, such a restriction could lead to an overwhelming concentration of one or more officer’s wealth in Chipotle stock, which could affect the officer’s risk tolerance and profile in unpredictable ways that may be inconsistent with the long-term interests of Chipotle and our shareholders. Furthermore, the proposed limitations on officers’ ability to realize value from their equity compensation awards may adversely affect our ability to attract and retain additional officers in the future.

For these reasons, the Board and the Compensation Committee believe that the policy proposed by this resolution would not be in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 8

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REGARDING

SPECIAL MEETINGS OF THE SHAREHOLDERS

Special Shareholder Meetings

Resolved:

The shareholders of Chipotle Mexican Grill, Inc. (CMG) (‘Company’) hereby request that the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Supporting Statement:

Delaware law allows 10% of company shares to call a special meeting. A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

Currently, more than 60% of the companies in the S&P 500 have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting.

This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statue, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	31

Shareholder Proposals (continued)

Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders to call a special meeting.

Please vote for: Special Shareowner Meetings – Proposal 8

Statement in Opposition

This advisory proposal conflicts with the company’s Proposal 4, a binding proposal calling for shareholders to approve amendments to our certificate of incorporation, as amended, to remove restrictions on the right to call special meetings of shareholders. In the event Proposal 4 is approved, bylaw provisions previously adopted by our Board, contingent upon shareholder approval of the amendment called for in Proposal 4, will become effective. Those bylaw provisions give shareholders the right to call special meetings, with different parameters than those called for in this shareholder proposal and subject to additional terms and conditions, as further described in Proposal 4. The Board recommends that you vote AGAINST this proposal and FOR Proposal 4.

Approval of Proposal 4 would entitle shareholders with a significant economic interest in our common stock to request that the company call a special meeting, while limiting the ability of a small minority of shareholders to utilize the mechanism of special meetings to advance their own interest, which may not be shared more broadly by Chipotle’s shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 9

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ISSUE AN ANNUAL SUSTAINABILITY REPORT MEETING SPECIFIED CRITERIA

Whereas:

Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Transparent, substantive reporting allows companies to gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business. Without proper disclosure, investors and other stakeholders cannot adequately ascertain how the company is managing these risks and opportunities.

Proponents believe that the recent E.coli outbreaks traced to several Chipotle restaurants warrant greater transparency about our company’s supply chain management systems. Despite Chipotle’s high profile and laudable commitments to “serving Food with Integrity” and environmental sustainability, it discloses very limited information on its policies and progress toward achieving these objectives.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of the studies demonstrated that companies with high ESG ratings showed market-based outperformance.

According to KPMG, “Corporate responsibility reporting is now undeniably a mainstream business practice worldwide, undertaken by almost three quarters (71 percent) of the 4,100 companies surveyed in 2013.” The Governance and Accountability Institute reports that 75% of the S&P 500 published a corporate sustainability report in 2014.

McDonalds, Darden Restaurants, Dunkin Brands and Starbucks all publish sustainability reports.

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Shareholder Proposals (continued)

Resolved:

Shareholders request Chipotle issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should include objective quantitative indicators and goals relating to each issue where feasible, be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by October 2016.

Supporting Statement:

The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, pesticide use management, food safety waste minimization, energy efficiency, labor standards and practices, and other relevant impacts.

We recommend Chipotle consider using the GRI Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from the corporate, investor, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system allowing Chipotle to report on those areas most relevant to its operations. Seventy eight percent of reporting companies worldwide refer to the GRI reporting guidelines in their corporate responsibility reports (KPMG.)

We also recommend Chipotle evaluate the Equitable Food Initiative, a collaborative effort of retailers, workers and growers focused on reducing risks in food supply chains, including food safety risks. Its standard was adapted to reduce duplication of other industry-leading certifications and includes Costco and Bon Appetit as project partners.

Statement in Opposition

Through our constant efforts to expand our Food With Integrity mission, we believe Chipotle is driving more positive change in the nation’s food supply than any other restaurant company. Today, we serve more meat that has been raised responsibly (by which we mean from animals raised in a humane way, and without the use of non-therapeutic antibiotics or added hormones) than any other restaurant company. We are the only national restaurant company with a significant stated commitment to serving local and organically grown produce. We believe we were the first national restaurant company to serve dairy products (cheese and sour cream) made only with milk from cows that are not treated with the synthetic hormone rBGH. Much of the cheese and sour cream we serve is made with milk from pasture-raised dairy cattle. And in 2015 we became the first national restaurant company to use only non-GMO ingredients in our food.

While numerous companies have published reports of the type being advocated in this shareholder proposal, Chipotle has made a deliberate decision not to report in this fashion, preferring to devote our resources instead to taking actions, adopting practices, and communicating these efforts in areas that have a positive impact on the sustainability of our business. In this way, our commitment to Food With Integrity directly impacts many of the issues associated with sustainable agriculture – from the humane treatment of farm animals, to overuse of antibiotics on animals, pesticide use, and the welfare of workers, environmental degradation and beyond.

As just a few examples of our accomplishments that we believe have positively impacted the environmental footprint and overall sustainability of our business:

•      Over 95% of our meat purchased in 2015 adhered to the standards we require for our Responsibly Raised® brand (coming from animals that are raised in a humane way, without the use of non-therapeutic antibiotics or added hormones).

•      In 2015 we exceeded our goal of purchasing 24 million pounds of local produce (by which we mean produce grown or raised within 350 miles of the restaurant at which it was served). This was an increase of 20% from our 2014 goal of serving 20 million pounds of local produce.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	33

Shareholder Proposals (continued)

•      We purchased over 4 million pounds of organic black beans and over 2.2 million pounds of organic pinto beans in 2015, and we also supported the growth of organic farms by purchasing approximately 3.2 million pounds of transitional-acreage beans from growers undergoing conversion to organic certified land. We also purchased over 4.2 million pounds of Food Alliance-certified black beans and over 2.2 million pounds of Food Alliance-certified pinto beans in 2015.

•      We purchased over 520,000 pounds of organic white rice and over 485,000 pounds of organic brown rice in 2015. We also supported the expansion of farm land cultivated organically by purchasing over 53,000 pounds of transitional-acreage rice from growers undergoing conversion to organic certified land.

•      We also purchased over 5 million pounds of organically grown produce in 2015, including about 72% of our cilantro and about 88% of our oregano.

•      Since late 2012, we have been a party to the Fair Food Premium Program of the Coalition of Immokalee Workers, or CIW.

And our commitment to sustainability is broader than simply focusing on food issues. We have a team dedicated to assessing and improving the environmental impact of our restaurant operations through key initiatives and projects in waste, energy and water. Here are a few examples of our accomplishments in those areas in 2015:

•      We published multiple pieces on our website about our sustainability efforts, including pieces on our equipment donation program, our waste diversion program, and our efforts to reduce food waste in our restaurants. In 2016, we plan to publish additional content on our website, including disclosures about paper and packaging, energy usage, philanthropy, water usage, sustainable design, and composting.

•      In 2015 we transformed over 1,000,000 pounds of waste into recycled material. Through strategic initiatives related to recycling and composting, we were able to increase diversion by 10%. This means that an additional 10% of our waste that previously was going to the landfill is now being recycled.

•      We announced a goal of diverting 50% of all of our waste from landfill by 2020 comprised of 20% diversion via compost and 30% diversion via recycling.

•      Currently 138 of our restaurants are recycling food via commercial compost. We are working to ensure that by 2020, over 500 of our restaurants will be recycling food via commercial compost. These programs are in addition to our existing food donation programs.

•      Our paper and packaging purchasers work closely with our sustainability group in an effort to continually improve the environmental impact of our packaging. This equates to multiple changes in our packaging lineup each year, including (but not limited to) increased recycled content (both post and pre consumer), increased recyclability, and increased compostability.

•      Since piloting an energy management program in 2012, we have been able to target certain equipment and behavior, and ultimately reduce our energy usage by 13% at restaurants participating in the program. In 2015, we expanded the pilot to roughly 100 additional restaurants throughout the country, and have reduced our energy usage by an average of 3,154 kWh per site per month. This program also allows us to gather meaningful data that we have used to create best practices at all of our restaurants, thus expanding the impact of the pilot.

•      In 2015 we continued to refine the restaurant water usage baseline developed in 2014, through improved data analytics and indoor water sub-metering at a select group of restaurants. We used this additional data and insight to create a Water Best Practices guide for our restaurants, and to identify equipment-based opportunities for water savings. In 2016, we will continue to work with our landlords, vendors, and food safety partners to find new ways to reduce our water impact at the restaurant level without compromising our high food safety standards.

34	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Shareholder Proposals (continued)

Our commitment to sustainability also extends beyond our restaurant business to the Chipotle Cultivate Foundation, a non-profit organization we formed in 2011 to expand Chipotle’s philanthropic influence. The Chipotle Cultivate Foundation is dedicated to grantmaking to provide resources and promote good stewardship for farmers, promote better livestock husbandry, encourage regenerative agricultural practices, and foster better food literacy, cooking education and nutritious eating.

Notwithstanding our demonstrated commitment to sustainability, including through our Food With Integrity mission and the direct benefits it confers, we do not believe that a separate effort to generate, distribute, and update comprehensive reporting on our sustainability achievements represents an efficient or prudent use of our resources. We do report a number of key measures related to our Food With Integrity mission in press releases, SEC filings and our web site, and have expanded this type of disclosure in recent years. But we believe that preparing a sustainability report of the type proposed would involve significant additional expense and distraction, diverting time and resources from activities that can have direct benefits on the profitability and sustainability of our business, such as opening new restaurants, continuing to build and improve our supply chain, and making improvements in our restaurant design and operations. Moreover, we believe we would gain little from such a diversion of resources, as we believe our management teams already collect and rely on the information that is most appropriate for the management of our business, and that our existing disclosures provide information that is most useful to our shareholders. We think our shareholders generally agree, with holders of over two-thirds of the shares voting at the 2014 and 2015 annual meetings having voted AGAINST this same proposal.

Although we continue to believe the reporting being suggested in this proposal would not provide sufficient benefits to Chipotle or its shareholders to justify the costs, that should not be misunderstood as an indication that our Board or our company are not focused on environmental, social and governance issues. In resisting the proposal, we are merely resisting the requirement to comprehensively gather data and publish a report that we do not believe offers meaningful benefits. Instead, we believe our resources will be better devoted to continuing our commitment to changing the way the world thinks about and eats fast food, and to continuing to build shareholder value.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 10

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING THAT WE PREPARE A REPORT ON THE FEASIBILITY OF LINKING EXECUTIVE COMPENSATION TO SUSTAINABILITY PERFORMANCE

Link Executive Compensation to Sustainability Performance

Resolved:

Shareholders request the Board Compensation Committee prepare a report assessing the feasibility of integrating sustainability metrics into the performance measures of senior executives under the Company’s compensation incentive plans. Sustainability is defined as how environmental and social considerations, and related financial impacts, are integrated into corporate strategy over the long term.

Whereas:

A large and diverse group of companies has integrated sustainability metrics into executive pay incentive plans, among them Unilever, Pepsi, Walmart, Group Danone and Mead Johnson.

Numerous studies suggest companies that integrate environmental, social and governance factors into their business strategy reduce reputational, legal and regulatory risks and improve long-term performance.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	35

Shareholder Proposals (continued)

According to the largest study of CEOs on sustainability to date (CEO Study on Sustainability 2013, UN Global Compact and Accenture):

•	76 percent believe embedding sustainability into core business will drive revenue growth and new opportunities.

•	93 percent regard sustainability as key to success.

•	86 percent believe sustainability should be integrated into compensation discussions, and 67 percent report they already do.

A 2012 Harvard Business School study concluded that firms that adopted social and environmental policies significantly outperformed counterparts over the long-term, in terms of stock market and accounting performance.

In 2013, the Carbon Disclosure Project and Sustainable Insight Capital Management found companies with industry leading climate change positions exhibited better performance than peers, measured by return on equity, cash flow stability and dividend growth.

The Glass Lewis report Greening the Green 2014: Linking Executive Pay to Sustainability, finds a “mounting body of research showing that firms that operate in a more responsible manner may perform better financially…Moreover, these companies were also more likely to tie top executives incentives to sustainability metrics.”

A 2012 report by the United Nations Principles for Responsible Investment and the UN Global Compact found “the inclusion of appropriate Environmental, Social and Governance (ESG) issues within executive management goals and incentive schemes can be an important factor in the creation and protection of long-term shareholder value.”

A 2011 study of 490 global companies found that including sustainability targets in remuneration packages was sufficient to encourage sustainable development.

In 2013, CH2MHill found that firms that set tangible sustainability goals are more likely to tie executive compensation of the achievement of sustainability goals.

Supporting Statement:

Effectively managing for sustainability offers positive opportunities for companies, and we believe should be a key area in which executives should be evaluated.

Linking sustainability metrics to executive compensation could reduce risks related to sustainability underperformance, incent employees to meet sustainability goals and achieve resultant benefits, and increase accountability. Examples of such metrics might include: greenhouse gas emissions measurements, energy and water consumption per unit of product output (or dollar of revenue), renewable energy consumption, volume of recycling, packaging used, and food and worker safety incidents.

Statement in Opposition

As explained elsewhere in this proxy statement, including in the “Compensation Discussion and Analysis” section beginning on page 39, the Compensation Committee of our Board has carefully crafted an executive compensation program structured around performance measures that the committee believes are most important in driving the responsible, long-term growth of our business. The committee believes that this program strongly reinforces our pay-for-performance objectives, and therefore our Board does not believe that the report being sought in this shareholder proposal is necessary or warranted.

That is not to say that our Board does not believe sustainability is important. On the contrary, our entire Food With Integrity mission is closely aligned with the advancement of numerous sustainability-related concerns. Many of those

36	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Shareholder Proposals (continued)

concerns — such as issues associated with the overuse of antibiotics, environmental issues created by certain animal confinement operations, excessive use of pesticides in agriculture, and more — have been key considerations in shaping our vision and strategy for Chipotle. But our ultimate goals are to grow our business responsibly and thereby create long-term shareholder value, and the Compensation Committee, its advisors and our Board are confident that our existing incentive compensation programs create strong incentives for our executive officers to accomplish those goals.

For these reasons, the Board believes that this proposal is not in the best interests of Chipotle or its shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	37

Executive Officers and Compensation

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers as of March 14, 2016, are as follows:

John R. (Jack) Hartung, 58, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT; safety, security and risk; and compensation and benefits. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Mark Crumpacker, 53, was appointed Chief Marketing Officer in January 2009 and as Chief Development Officer in October 2013, and on March 12, 2015, his title was changed to Chief Creative and Development Officer. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

38	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2015. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Letter from the Compensation Committee of our Board of Directors

Dear Fellow Shareholder,

2015 was a year marked by both highs and lows. On August 5th, the price of our common stock reached an all-time high of $758.61 per share. However, beginning in the fourth quarter of 2015, a number of food-borne illness incidents associated with Chipotle restaurants, and related negative publicity, had a severe adverse impact on our sales and profitability. As a result of these business challenges, our stock price declined significantly.

Notwithstanding these challenges, Chipotle has been one of the great successes in the restaurant industry. The Compensation Committee and our Board of Directors continue to believe that our innovative company is led by talented entrepreneurs and visionaries. We have the utmost confidence in the abilities of this team to rebuild the shareholder value that was lost in late 2015 and early 2016, and to continue to grow the value of Chipotle.

As we wrote last year, the Compensation Committee believes the best way to drive outstanding shareholder value creation at Chipotle is to design compensation programs that motivate the unique entrepreneurial and innovative drive of our management team. These programs should reward success when the management team’s efforts build shareholder value, and limit compensation when shareholder value declines and/or goals are not achieved. We have a history of demonstrating aligned pay for performance. Consistent with that history, due to the challenges and performance for 2015, our executive officers were not paid any cash bonuses for the year.

To respond to our 2014 say-on-pay vote, in early 2015 we engaged in significant outreach with shareholders representing about one-half of our outstanding stock. As a result, we made changes to our executive compensation structure including a new equity program. Specifically, we introduced and awarded performance shares with challenging relative metrics, including shareholder return, in lieu of the SOSARs we had previously used. Based on the shareholder outreach and these changes, our 2015 say-on-pay proposal was overwhelming approved by shareholders with over 95% support.

In light of the challenges faced by our company beginning in late 2015, the Compensation Committee reviewed the measures used in our new equity program to ensure that they continued to be appropriate. We had concerns that using 2015 year-end financials or stock price at the beginning of 2016 as the basis for relative performance evaluation for a 2016 performance share program could create a misalignment of shareholder returns and executive officer compensation. More specifically, we recognized that performance against the 2015 metrics might not translate into restoring lost shareholder value. In early 2016, we discussed some of these issues and potential equity program changes with our largest shareholders.

Following those discussions and additional analysis, for 2016, the performance shares will be solely tied to highly challenging absolute stock price performance goals over a three-year performance period that we believe aligns executive officer compensation with restoring shareholder value, and motivates the management team to further enhance value to our owners. The committee considered alternative performance metrics to be used for the 2016 performance shares, but ultimately concluded that restoring lost shareholder value was paramount. The 2016 performance share grant is discussed in greater detail below.

The members of the Compensation Committee would like to thank the shareholders with whom we spoke for their insights and candor. We value the support and input of our shareholders, and we look forward to continuing to have an open dialogue.

Neil Flanzraich, Lead Director and Chair of the Compensation Committee

Darlene Friedman

Pat Flynn

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	39

Executive Officers and Compensation (continued)

Objectives of our Executive Compensation Program

The overarching objective of our executive compensation program is to motivate our entrepreneurial and innovative management team to create long-term shareholder value. Our success is driven by our people and their commitment to our brand. The Compensation Committee of the Board of Directors is responsible for designing and administering pay structures to achieve this objective. The committee considers multiple factors to ensure that our compensation programs are highly motivating, shareholder-aligned, and competitive with peer companies.

Executive Compensation Program Components and Structures

Our executive compensation program is comprised of three primary components:

BASE SALARY	ANNUAL CASH BONUS	EQUITY COMPENSATION

Determined subjectively each year based on each executive’s contributions, individual performance, and level of experience.	Determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against operating and financial performance goals approved by the committee at the beginning of each year, as well as subjective evaluations of individual performance.

Aligns the incentives of our executive officers with shareholder interests and rewards the creation of shareholder value.

•   For 2015, following the say-on-pay vote registered at our 2014 annual meeting of shareholders and extensive dialogue with investors, we introduced a new equity program for our executive officers consisting solely of performance share awards with vesting based on relative achievement of three different performance measures versus our restaurant industry peer group.

•   For 2016, following significant stock price declines in late 2015 and early 2016, and after significant additional dialogue with investors, we introduced a different structure for the performance share awards than we used in 2015, with vesting of the 2016 awards to be based on restoration of shareholder value to approximate levels achieved prior to the food-borne illness issues that impacted us in the latter half of 2015.

Base salary decisions for 2015 we discussed beginning on page 47	As discussed further on page 49, no payouts were made to the executive officers under the AIP for 2015	Further details regarding 2015 and 2016 equity compensation awards can be found beginning on page 50.

40	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

The Compensation Committee implements these components in a manner designed to place performance at the forefront of our overall executive compensation program. This is illustrated in the following graphics, which reflect the heavy emphasis placed on at-risk, performance-based pay elements (based on 2015 compensation, including annual base salary rate, target AIP bonus and grant date value of equity compensation awards):

Financial Highlights for 2015

Although we continued to grow our business in 2015, the challenges we faced in the second half of the year adversely impacted our sales and income growth as compared to past years.

	ANNUAL COMPANY PERFORMANCE
	TOTAL RESTAURANTS	INCREASE FROM PRIOR YEAR	SALES (000’s)	INCREASE FROM PRIOR YEAR	NET INCOME (000’s)	INCREASE FROM PRIOR YEAR
2015	2,010	13%	$4,501,223	10%	$475,602	7%
2014	1,783	12%	$4,108,269	28%	$445,374	36%
2013	1,595	13%	$3,214,591	18%	$327,438	18%
2012	1,410	15%	$2,731,224	20%	$278,000	29%
2011	1,230	13%	$2,269,548	24%	$214,945	20%

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	41

Executive Officers and Compensation (continued)

Notwithstanding our disappointing 2015, our long-term performance relative to our restaurant industry peer group (the composition of which is further described below under “Overview of Executive Compensation Decisions - Market Data”) has been consistently strong. Our sales and net income growth have been in the top quartile of the peer group for each of the three, five and seven year periods ended December 31, 2015. Our total shareholder return over most of those periods was also strong, but was significantly impacted in 2015 by the decline in our stock price following the food-borne illness incidents. The following chart shows our relative performance in each of these areas as a percentile of the peer group, computed based on the compound annual growth rate of each measure (for the periods greater than one year).

Performance Versus Peer Group - One, Three, Five and Seven Year Periods Ended December 31, 2015

Key Outcomes and Changes Related to Executive Officer Compensation for 2015 and 2016

To respond to our 2014 say-on-pay vote, in early 2015 we engaged in significant dialogue with shareholders representing about one-half of our outstanding stock. As a result, we made changes to our executive compensation structure including a new equity program, as follows:

•

2015 equity compensation awards were denominated in performance shares (previously SOSARs were the primary equity compensation vehicle), with performance criteria comprised of three metrics based on relative performance versus our restaurant-industry peers.

•	2015 equity grant values decreased by 49.2% for our Co-CEOs and 24.5% (on average) for our other executive officers versus 2014 equity grant values.

Although we continued to grow our business in 2015, the challenges we faced in the second half of the year resulted in the following:

•	No annual incentive bonuses were paid for 2015 performance.
•

2016 performance share awards are tied solely to highly challenging absolute stock price performance goals over a three-year performance period, which we believe aligns executive officer compensation with the restoration of shareholder value and motivates the management team to further enhance value to our owners.

42	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

Co-CEO Pay for 2014 and 2015

The chart below compares the total direct compensation of our Co-CEOs for 2014 and 2015. Total direct compensation consists of base salary plus actual AIP payout plus grant date fair value of equity compensation awards. As shown in the chart, total direct compensation of the Co-CEOs dropped significantly year-over-year as a result of the lower value of the 2015 equity compensation awards and no AIP bonuses being paid for 2015.

SIGNIFICANT COMPENSATION POLICIES AND PRACTICES

We pay for performance; the vast majority of total compensation is tied to performance measures or stock price performance.

We use multiple performance metrics, multi-year vesting schedules, and/or performance goals requiring sustained stock price performance, thus limiting unnecessary or excessive risk-taking.

We do not have “single trigger” provisions for the acceleration of vesting of outstanding equity awards following a change in control.

We do not have employment agreements with our officers, so have no “golden parachute” obligations to make cash change-in-control or severance payments, or to provide tax gross-ups on any such payments.

Equity awards provide for a clawback policy that, once regulatory requirements are finalized, will allow for the recovery of previously paid equity incentive compensation in the event of a financial restatement.

We have robust stock ownership guidelines for our officers and directors.

We do not allow hedging or pledging of shares of Chipotle common stock.

We do not reprice stock options or stock appreciation rights.

We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	43

Executive Officers and Compensation (continued)

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should take into consideration our company performance in comparison to market-wide performance in our industry, as well as a subjective evaluation of each executive officer’s performance. See “– Overview of Executive Compensation Determinations – Market Data” below.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the committee also considers risks that may be inherent in such programs, policies and procedures. The committee has determined that it is not reasonably likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee assesses numerous factors, including the following primary considerations:

•	company performance, focusing in particular on our sales growth, net income growth and total shareholder return in relation to other companies in our industry over the prior one, three and five years;

•	individual officer performance, including discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and private meetings in executive session to discuss the performance of the Co-Chief Executive Officers;

•

each executive officer’s individual circumstances, including tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer; and

•	competitive market pay practices.

The committee does not “benchmark” the compensation of our executive officers in the traditional sense. Rather, the committee refers to market data on executive compensation, and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, subjective assessments of individual performance and other subjective factors. This is described further under “– Market Data” below.

The committee’s outside compensation consultant also provides input on compensation decisions, including providing comparisons to market levels of compensation

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, evaluating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

44	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

The restaurant peer group used for these purposes has generally been comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $500 million, excluding companies serving a substantially different market or client base than we do. At the time the committee made its initial executive compensation decisions for 2015, the companies included in the peer group were as follows:

COMPANY	2015 ANNUAL REVENUES(1)(2)	MARKET CAPITALIZATION(1)(3)
Biglari Holdings, Inc.	$861	$673
BJ’s Restaurants, Inc.	$920	$1,096
Bloomin’ Brands, Inc.	$4,378	$2,024
Bob Evans Farms, Inc.	$1,336	$811
Brinker International, Inc.	$3,100	$2,856
Buffalo Wild Wings, Inc.	$1,813	$3,040
Carrols Restaurant Group, Inc.	$823	$411
The Cheesecake Factory Incorporated	$2,101	$2,181
Cracker Barrel Old Country Store, Inc.	$2,861	$3,036
Darden Restaurants, Inc.	$6,905	$8,155
DineEquity Inc.	$681	$1,578
Domino’s Pizza Inc.	$811	$3,945
Dunkin Brands Group, Inc.	$2,118	$6,079
Fiesta Restaurant Group, Inc.	$664	$893
Ignite Restaurant Group, Inc.	$830	$110
Jack In The Box Inc.	$1,540	$2,746
McDonald’s Corp.	$25,413	$108,480
Panera Bread Company	$2,682	$5,206
Papa John’s International Inc.	$1,637	$2,180
Red Robin Gourmet Burgers, Inc.	$1,258	$860
Ruby Tuesday, Inc.	$1,123	$341
Sonic Corp.	$612	$1,594
Starbucks Corporation	$19,733	$89,132
Texas Roadhouse Inc.	$1,807	$2,509
The Wendy’s Company	$1,956	$2,945
Yum! Brands, Inc.	$13,105	$31,502

Median	$1,722	$2,345
Chipotle Mexican Grill, Inc.	$4,501	$14,676

(1)	In millions.

(2)	Based on reported trailing 12-month revenue as of December 31, 2015.

(3)	Based on closing stock price as of December 31, 2015 and number of shares known to be outstanding as of that date.

The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation levels attributable to differences in size of the component companies, based on revenues and on market capitalization. Compensation Strategies, the committee’s independent executive compensation consultant prior to September 2015, performed this analysis at the time of compensation decisions made for 2015.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	45

Executive Officers and Compensation (continued)

Components of Compensation

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. We do not have written employment agreements with any of our executive officers and therefore do not have contractual commitments to pay any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. The committee’s philosophy is to administer base salaries in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional performers in critical roles who consistently exceed expectations. The current base salaries of our officers are at the high end of this range, due to their proven ability to drive consistently strong business performance.

The base salaries set for the executive officers for 2015 are discussed below under “– Discussion of 2015 Executive Officer Compensation Decisions – Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of the target bonus for each executive officer. Consistent with our overall compensation policies and philosophy, target

AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on subjective individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP. No discretionary bonuses were paid for 2015.

See “– Discussion of 2015 Executive Officer Compensation Decisions – Annual Incentives – 2015 AIP Payouts” below for a discussion of AIP bonuses for 2015.

Equity Compensation Awards

We use equity compensation awards as determined by the committee to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders, and to add a retention element to the executive officers’ compensation through the use of multi-year performance and/or vesting periods. Eligibility for equity compensation awards is generally limited to our top performing employees who we believe have a substantial impact on our success, as well as high potential individuals who may be moving into roles that may have a substantial impact in the future.

Equity awards are made under our Amended and Restated 2011 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plans each year.

46	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

Our Compensation Committee completely redesigned
our officer equity award structure for 2015, and made
significant changes again for 2016 in light of challenges
to our business late in 2015. See below under “Long-
Term Incentives – Performance Share Awards– 2015
Performance Share Awards” and “– 2016 Performance
Share Awards” for more information regarding our
officer equity awards for 2015 and 2016.

The committee’s policy has generally been to make equity compensation awards to officers only on an annual basis, within five business days following our public release of financial results for the previous year. Equity awards are granted to officers outside of this annual award cycle only in exceptional circumstances, such as in the case of key hires or promotions.

The committee may make additional long-term incentive awards, including equity awards, or delegate to one or more officers the authority to make such awards, to non-officer employees at any time throughout the year within the terms allowed in the Amended and Restated 2011 Stock Incentive Plan.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane owned or chartered by us. Executive officers have also used company-owned or chartered airplanes for personal trips; in those cases the executive officer fully reimburses us for the cost of personal use of the airplane, except where prohibited by applicable regulations. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of 2015 Executive Officer Compensation Decisions

Assessment of Company Performance

The committee sets the base salaries of, determines annual incentive award opportunities for, and makes long-term incentive awards to the executive officers during the first quarter of each year, generally in February. In making these decisions, the committee references our company performance over the short and long term, both in relative terms versus our restaurant industry peer group, and versus internal goals and expectations.

This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2014 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2015 at the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2015 for our executive officers, the committee considered the existing base salary of each officer, as well as each officer’s contribution level and effectiveness in his role, and the range of base salaries at our peer companies. In light of the strong performance of our company through the end of 2014 and based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth, and also in light of the Co-CEO’s base salaries not increasing since 2012, each executive officer’s salary was increased for 2015. Base salaries for 2015 were increased to $1,540,000 for Mr. Ells and $1,320,000 for Mr. Moran, and

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	47

Executive Officers and Compensation (continued)

were increased to $750,000, for Mr. Hartung and $535,000 for Mr. Crumpacker. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells is our founder and Chairman of the Board, and has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. The payout formula is as follows:

In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. While adjustments downward have generally been much less significant, the potential for one or more factors to be significantly reduced ensures that AIP bonuses will be significantly reduced or not paid at all if our performance falls far short of our expectations, and enables us to avoid unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to incentivize individual performance and to ensure individual accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement at the targeted level of each financial and operating measure and achievement (as determined subjectively by the committee) of the key initiatives would result in company and team performance factors that would result in payout at 100 percent—in other words, at target. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives, results in adjustments upward or downward to the company and team performance factors, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, and in unusual circumstances, following additional adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The company performance factor and the team performance factor for most corporate-level employees, including each of the executive officers, are capped at 150 percent. The team performance factor for most corporate-level employees, including each officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees.

48	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set from zero to 130 percent following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

Annual Incentives – 2015 AIP Payouts

For 2015, as a result of the food-borne illness incidents that negatively impacted our results beginning in the fourth quarter of 2015, our results fell significantly short of our performance targets, resulting in no bonuses being paid to the executive officers under the AIP.

The committee set the target annual AIP payouts for each executive officer during the first quarter of 2015, based in part by reference to the historical compensation of each officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. The AIP parameters allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance.

For 2015, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts and stock compensation expense), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure was set as follows:

Performance Measure	Target
Operating Income (before AIP and stock compensation expense)	$1,067.9 million
New Rest. Avg. Daily Sales	$5,278
Comparable Rest. Sales Increase	7.0%
New Weeks of Operations	5,188

Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2015 operating plan and equaling or exceeding the full-year 2015 guidance we publicly issued to investors. Performance on operating income, as adjusted, was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our financial success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at a higher rate than the rate at which equivalent levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well. The regional performance targets and variance adjustments were set at the regional level consistent with the scales described above for the company performance factor.

The key initiatives targeted for 2015 were building Restaurateur cultures, setting salaried managers up for success, developing outstanding crew members, extraordinary customer service and throughput, and focusing on the fundamentals of our business. The committee’s subjective determination of our level of achievement against these initiatives results in a specified adjustment to the company performance factor, though the adjustment attributable to the key initiatives is set at a maximum of five percent in either direction, considerably less than most other metrics impacting the company performance factor.

Due to the food-borne illness incidents that negatively impacted our results in 2015, our company performance factor was 0 percent, resulting in no AIP payouts to the executive officers.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	49

Executive Officers and Compensation (continued)

Long-Term Incentives – Performance Share Awards

2015 Performance Share Awards

In February 2015, in response to the say-on-pay vote at our 2014 annual meeting of shareholders and following extensive engagement with shareholders representing more than one-half of our shares outstanding, the committee made long-term incentive awards to each executive officer in the form of new performance share awards, in lieu of SOSARs. The performance share awards incorporate a three-year performance-contingent vesting period based on Chipotle’s relative performance return versus a restaurant industry peer group in three equally-weighted measures:

•	average revenue growth,

•	net income growth, and

•	total shareholder return.

The awards will pay out at the target number of shares set forth below if our relative achievement versus the peer group, averaged across the three performance measures, is at the 65th percentile; will pay out at two times the target number of shares set forth below if our averaged relative percentile achievement versus the peer group is at or above the 90th percentile; and will pay out at one-half the target number of shares set forth below if our averaged relative percentile achievement versus the peer group is at the 35th percentile. Payout for achievement in between the 35th and 65th, and between the 65th and 90th, percentiles will be interpolated linearly between the threshold and target payout levels or target and maximum payout levels, as applicable. Averaged relative achievement versus the peer group below the 35th percentile will result in expiration of the awards with no payout. The shares issuable at the threshold, target and maximum performance levels, and the reduction in grant date value of the awards versus total officer equity awards in 2014, are set forth below.

OFFICER NAME	SHARES EARNED FOR PERFORMANCE BELOW THRESHOLD	THRESHOLD: SHARES EARNED AT 35TH PERCENTILE	TARGET: SHARES EARNED AT 65TH PERCENTILE	MAXIMUM: SHARES EARNED AT 90TH PERCENTILE	% REDUCTION FROM 2014 LTI VALUE
Steve Ells	0	7,444	14,887	29,774	49.2%
Monty Moran	0	7,444	14,887	29,774	49.2%
Jack Hartung	0	3,126	6,252	12,504	37.8%
Mark Crumpacker	0	2,233	4,466	8,932	11.2%

Performance will be calculated over the three year period beginning January 1, 2015 and ending December 31, 2017. The peer group used to measure relative performance under these awards is the same peer group disclosed on page 45. Vesting and payout of each award is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions.

The committee believes that this departure from prior equity compensation award practices for the executive officers effectively continued our performance-based compensation programs and encouraged our officers to continue to drive the creation of shareholder value, while addressing the principal points of concern raised by shareholders with our past compensation practices.

2016 Performance Share Awards

In late 2015, the committee evaluated how to approach executive officer equity compensation following the business challenges we faced during the second half of the year. After significant analysis and input from Pay Governance, the committee concluded that using operating or relative performance metrics for the 2016 equity awards would not be optimal. The committee had concerns that using 2015 year-end financials or stock price at the beginning of 2016 as the basis for performance evaluation could create a misalignment of shareholder returns and executive officer compensation. More specifically, the committee recognized that performance against the measures incorporated into the 2015 performance share awards may not translate into rebuilding lost shareholder value.

50	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

In early 2016, we discussed some of these issues and potential equity program changes with a number of our largest shareholders. Following those discussions and after further review and analysis, for 2016, the Compensation Committee decided to continue using performance shares for the executive officer equity compensation program. However, the 2016 performance shares will be tied solely to highly-challenging absolute stock price performance goals over a three-year performance period beginning February 3, 2016. The committee considered alternative performance metrics to be used for the 2016 performance shares, but ultimately concluded that restoring lost shareholder value was paramount. Further, the committee also concluded that granting SOSARs or other option-like awards would not be appropriate given the low strike price that would be associated with this type of grant.

Chipotle has undertaken a broad array of initiatives to address the issues that led to the stock price decline in 2015. The committee concluded that the 2016 performance share awards will continue to motivate our executive officers to ensure the successful implementation of these initiatives, thereby rebuilding customer confidence in the Chipotle brand. If that happens, we believe improved business results and stock price performance will follow.

Vesting of the awards will be based on Chipotle’s stock price performance over the performance period. The awards will pay out only if the average closing price of Chipotle’s common stock for any period of 30 consecutive trading days during the performance term is at least $700, which is approximately 52% higher than the closing price of Chipotle’s common stock on the grant date. The number of shares issuable at the end of the performance term will be determined based on the highest average closing stock price achieved for any period of 30 consecutive trading days during the performance term. The number of shares to be issuable to each executive officer at assumed levels of performance are set forth below.

	Number of Shares Issued at Assumed 30-Day Average Stock Price Achievement During Performance Term
Officer Name	Below $700	$700 (Threshold)	$800 (Target)	$900	$1,000	$1,200 (Maximum)
Steve Ells	0	13,500	27,000	54,000	81,000	108,000
Monty Moran	0	13,500	27,000	54,000	81,000	108,000
Jack Hartung	0	5,675	11,350	22,700	34,050	45,400
Mark Crumpacker	0	4,050	8,100	16,200	24,300	32,400
Illustrative Market Capitalization(1) (was $13.8 billion at grant date)		$21.1 billion	$24.1 billion	$27.2 billion	$30.3 billion	$36.4 billion
(1)	Illustrative market capitalization is based on shares outstanding as of the grant date, plus shares issuable at each stock price performance hurdle.

The number of shares to be issuable between the various performance levels depicted above will be determined by linear interpolation between the next highest and lowest of the depicted performance levels. If the closing price of Chipotle common stock does not average at least $700 for any period of 30 consecutive trading days during the performance term, the awards will expire with no payout. The vesting and payout of the awards will be subject to the recipient’s continued employment through the end of the performance term, subject to the potential pro-rata payout, based on actual stock price performance, to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions.

The awards described above are intended to be the only equity incentive awards made to Chipotle’s executive officers during 2016, and are in lieu of all other performance share, restricted stock, stock appreciation rights, option or other equity awards that otherwise could be made to the executive officers during 2016 under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan.

Vesting of Previously-Granted Performance SOSARs

As of December 31, 2014, the performance criteria on the second tranche of Performance SOSARs granted in 2012, and on the first tranche of Performance SOSARs granted in 2013, were satisfied. Accordingly in February 2015 the awards became vested and exercisable. The performance criteria on these awards was the achievement of cumulative adjusted cash flow from operations as follows:

AWARD	PERFORMANCE PERIOD	CUM. ADJ. CASH FLOW FROM OPS
2012 Performance SOSARs	1/1/2012 to 12/31/2014	$1.472 billion
2013 Performance SOSARs	1/1/2013 to 12/31/2014	$1.158 billion

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	51

Executive Officers and Compensation (continued)

As of December 31, 2015, the performance criteria on the second tranche of Performance SOSARs granted in 2013, and on the first tranche of Performance SOSARs granted in 2014, were satisfied. Accordingly, following certification of the achievement of the performance criteria on these awards, the second tranche of the 2013 Performance SOSAR awards and the first tranche of the 2014 Performance SOSAR awards will vest and become exercisable. The performance criteria on these awards was the achievement of cumulative adjusted cash flow from operations as follows:

AWARD	PERFORMANCE PERIOD	CUM. ADJ. CASH FLOW FROM OPS
2013 Performance SOSARs	1/1/2013 to 12/31/2015	$1.761 billion
2014 Performance SOSARs	1/1/2014 to 12/31/2015	$1.729 billion

2013 Performance Share Awards

The end of the third quarter of 2014 represented conclusion of the second year of the three-year performance period for performance shares awarded in December of 2013. These performance share awards consist of a right to receive a pre-determined number of shares of our common stock based on our achievement of cumulative adjusted cash flow from operations over the performance period at a threshold, target or maximum level. These awards are reflected below in the Outstanding Equity Awards at December 31, 2015 table below.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

OFFICER	# OF SHARES	ACTUAL OWNERSHIP
Steve Ells	31,000	196,802
Monty Moran	31,000	154,755
Jack Hartung	7,000	30,392
Mark Crumpacker	3,000	3,000

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines. We also have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership or pledging their shares of Chipotle stock as collateral for loans.

Tax And Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented the 2014 Cash Incentive Plan as an umbrella plan under which AIP bonuses are paid in order to meet requirements to deduct the amount of the payouts from our reported income under Section 162(m). Under the 2014 plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2014 plan is lower than the maximum bonus set under the 2014 plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2014 plan. In instances where the committee has determined to pay bonuses in excess of those determined under the AIP, such additional

52	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

bonuses were paid under the predecessor to the 2014 plan and, in combination with AIP bonuses, were less than the maximum bonuses fixed under the plan.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Neil W. Flanzraich, Chairperson

Patrick J. Flynn

Darlene J. Friedman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	53

Executive Officers and Compensation (continued)

2015 COMPENSATION TABLES

In reviewing the compensation information included below, it is important to bear in mind that consistent with past practice, compensation decisions for 2015 were made early in the year. Consequently, the amounts and awards reflected in the compensation tables below primarily reflect decisions made well before the fourth quarter of 2015 and the difficulties we experienced in our business during that time.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY	STOCK AWARDS (1)	OPTION AWARDS (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3)	ALL OTHER COMPENSATION(4)	TOTAL
STEVE ELLS	2015	$1,526,000	$12,030,036	—	—	$281,858	$13,837,894
Chairman and Co-Chief Executive Officer	2014	$1,400,000	—	$23,698,500	$3,570,000	$255,770	$28,924,270
	2013	$1,400,000	$7,961,250	$12,304,500	$3,196,816	$254,305	$25,116,871
MONTY MORAN	2015	$1,308,000	$12,030,036	—	—	$223,041	$13,561,077
Co-Chief Executive Officer	2014	$1,200,000	—	$23,698,500	$3,060,000	$194,702	$28,153,203
	2013	$1,200,000	$7,961,250	$12,304,500	$2,740,128	$191,176	$24,397,054
JACK HARTUNG	2015	$745,769	$5,052,179	—	—	$235,361	$6,033,309
Chief Financial Officer	2014	$700,000	—	$8,125,200	$1,213,800	$206,842	$10,245,842
	2013	$645,719	$3,980,625	$4,101,500	$975,501	$179,004	$9,882,349
MARK CRUMPACKER	2015	$532,077	$3,608,930	—	—	$141,581	$4,282,588
Chief Creative and Development Officer	2014	$500,000	—	$4,062,600	$663,000	$109,591	$5,335,191
	2013	$402,580	$3,184,500	$1,692,400	$506,328	$107,054	$5,892,862

(1)	Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of performance shares awarded in 2013 and 2015 and for which vesting was considered probable as of the grant date. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2016, for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The grant date fair value of the 2015 awards assuming the highest level of performance were achieved (which was determined not to be probable as of the grant date) would have been $17,399,032 for Mr. Ells and Mr. Moran; $7,306,962 for Mr. Hartung; and $5,219,593 for Mr. Crumpacker.

(2)	Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in the relevant year. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2015, as referenced in footnote 1, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis – Discussion of Executive Officer Compensation Decisions – Annual Incentives – AIP Structure” and “– 2015 AIP Payouts.”

(4)	Amounts under “All Other Compensation” for 2015 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill, Inc. 401(K) plan as well as the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, in the aggregate amounts of $205,692 for Mr. Ells, $176,308 for Mr. Moran, $80,398 for Mr. Hartung, and $48,474 for Mr. Crumpacker. See “Non-Qualified Deferred Compensation for 2015” below for a description of the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Company car costs for Mr. Ells were $60,496, for Mr. Moran were $37,074, for Mr. Hartung were less than $25,000, and for Mr. Crumpacker were $32,028.

•	Housing costs, including monthly rent and utilities payments, of $35,392 for Mr. Hartung and $45,274 for Mr. Crumpacker.

•

$14,918 for Mr. Ells, $8,906 for Mr. Moran, $63,294 for Mr. Hartung, and $15,071 for Mr. Crumpacker for reimbursement of taxes payable in connection with taxable perquisites under rules of the Internal Revenue Service.

•	Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between home and our company headquarters, for Mr. Hartung totaling $38,604.

54	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

GRANTS OF PLAN-BASED AWARDS IN 2015

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			GRANT DATE FAIR VALUE OF STOCK AWARDS(3)
NAME	GRANT DATE	AWARD DESCRIPTION	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (# shares)	TARGET (# shares)	MAXIMUM (# shares)
STEVE ELLS
	n/a	AIP	$0	$1,925,000	$3,927,000
	2/20/15	Performance Shares				7,444	14,887	29,774	$12,030,036
MONTY MORAN
	n/a	AIP	$0	$1,650,000	$3,366,000
	2/20/15	Performance Shares				7,444	14,887	29,774	$12,030,036
JACK HARTUNG
	n/a	AIP	$0	$637,500	$1,300,500
	2/20/15	Performance Shares				3,126	6,252	12,504	$5,052,179
MARK CRUMPACKER
	n/a	AIP	$0	$347,750	$709,410
	2/20/15	Performance Shares				2,233	4,466	8,932	$3,608,930

(1)	Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis – Components of Compensation – Annual Incentives.” Amounts under Threshold reflect that no payouts would be paid under the AIP if achievement against company targets under the AIP were sufficiently below target. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.

(2)	The Performance Share awards are denominated in shares of common stock, and were granted under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as amended and restated. See “Terms of 2015 Equity-Based Awards” below for a description of the vesting terms for the Performance Shares granted during 2015. See Note 6 to our audited consolidated financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2016, for descriptions of the methodologies and assumptions we used to value Performance Share awards pursuant to FASB Topic 718. The grant date fair value of Performance Share awards is included in the “Stock Awards” column of the Summary Compensation Table above for each executive officer for 2015.
(3)	See footnote (1) to the Summary Compensation Table above.

Terms of 2015 Performance Share Awards

Vesting and payout of the Performance Share awards made in 2015 will be based on Chipotle’s relative performance versus our restaurant industry peer group in revenue growth, net income growth, and total shareholder return, with each performance measure to be weighted equally. The awards will pay out at the target number of shares set forth in the Grants of Plan-Based Awards for 2015 table, above, if our relative achievement versus the peer group, averaged across the three performance measures, is at the 65th percentile; will pay out at two times the target number of shares set forth in the table if our averaged relative percentile achievement versus the peer group is at or above the 90th percentile; and will pay out at one-half the target number of shares set forth below if our averaged relative percentile achievement versus the peer group is at the 35th percentile. Payout for achievement in between the 35th and 65th, and between the 65th and 90th, percentiles will be interpolated linearly between the threshold and target payout levels or target and maximum payout levels, as applicable. Averaged relative achievement versus the peer group below the 35th percentile will result in expiration of the awards with no payout. Performance will be calculated over the three year period beginning January 1, 2015 and ending December 31, 2017. Vesting and payout of each award is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions, as described in the footnotes to the Equity Award Vesting table appearing below

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	55

Executive Officers and Compensation (continued)

under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of Performance Share Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 22, 2015.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE		OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
STEVE ELLS
	—	37,500	(1)	$318.45	2/7/2020	5,000	(6)	$2,399,250	(7)
	—	37,500	(2)	$318.45	2/7/2020	7,444	(8)	$3,572,003	(7)
	—	87,500	(3)	$543.20	2/3/2021
	—	87,500	(4)	$543.20	2/3/2021
MONTY MORAN
	40,000	—		$371.63	2/6/2019	5,000	(6)	$2,399,250	(7)
	60,000	—		$371.63	2/6/2019	7,444	(8)	$3,572,003	(7)
	37,500	37,500	(1)	$318.45	2/7/2020
	37,500	37,500	(2)	$318.45	2/7/2020
	—	87,500	(3)	$543.20	2/3/2021
	—	87,500	(4)	$543.20	2/3/2021
JACK HARTUNG
	12,500	12,500	(1)	$318.45	2/7/2020	2,500	(6)	$1,199,625	(7)
	12,500	12,500	(2)	$318.45	2/7/2020	3,126	(8)	$1,500,011	(7)
	—	30,000	(3)	$543.20	2/3/2021
	—	30,000	(4)	$543.20	2/3/2021
MARK CRUMPACKER
	—	4,000	(1)	$318.45	2/7/2020	2,000	(6)	$959,700	(7)
	—	4,000	(2)	$318.45	2/7/2020	2,233	(8)	$1,071,505	(7)
	—	2,000	(5)	$365.80	6/8/2020
	—	15,000	(3)	$543.20	2/3/2021
	—	15,000	(4)	$543.20	2/3/2021

(1)	These SOSARs, which were subject to time-based vesting only, vested in full on February 7, 2016.

(2)	Vesting of these Performance SOSARs, is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fifth fiscal year-end following the award date, with vesting to occur upon certification of the satisfaction of the performance criteria by the Compensation Committee and no earlier than expiration of the time-based vesting requirement on February 7, 2016. The performance criteria for these awards were satisfied as of December 31, 2015, and accordingly, following February 7, 2016, vesting is subject only to certification by the Compensation Committee of achievement of the performance criteria. Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(3)	These SOSARs are subject to time-based vesting; one-half of the awards vested on February 3, 2016.

(4)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date with vesting to occur no sooner than February 3, 2016 and 2017 (with half of each Performance SOSAR subject to each such time-based vesting date). The performance criteria for the first tranche of these awards were satisfied as of December 31, 2015, and accordingly, following February 3, 2016, vesting of one-half of the awards is subject only to certification by the Compensation Committee of achievement of the performance criteria. Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(5)	These SOSARs will vest on June 8, 2016, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(6)	Represents shares issuable under 2013 performance share awards, assuming achievement at the threshold level of cumulative adjusted cash flow from operations, subject to certain adjustments for stock-based compensation expense and for one-time or unusual items, through September 30, 2016.

(7)	Based on the closing stock price of our common stock on December 31, 2015 of $479.85 per share.

(8)	Represents shares issuable under 2015 performance share awards, assuming achievement at the threshold level. The performance terms for the 2015 performance share awards are described above under “—Terms of 2015 Performance Share Awards.”

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table provides summary information about SOSARs exercised by our executive officers during 2015. No full-value shares of stock vested during 2015.

	OPTION AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE(1)
Steve Ells	150,000	$46,594,735
Monty Moran	270,000	$107,808,576
Jack Hartung	75,000	$27,544,397
Mark Crumpacker	18,000	$5,330,771

(1)	Based on the amount by which the price of our common stock used to compute the exercise proceeds exceeded the base price of the SOSARs.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2015

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	57

Executive Officers and Compensation (continued)

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2015, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2015.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(1)	REGISTRANT CONTRIBUTIONS IN LAST FY(2)	AGGREGATE EARNINGS/ (LOSSES) IN LAST FY(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(4)
Steve Ells	$243,865	$195,092	($13,574)	$334,701	$1,476,761
Monty Moran	$497,835	$165,708	($93,566)	—	$3,319,889
Jack Hartung	$967,515	$78,244	($11,486)	—	$5,741,288
Mark Crumpacker	$78,835	$37,874	($5,083)	$73,856	$270,264

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s “Salary” and “Non-Equity Incentive Plan Compensation” for 2015.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s “All Other Compensation” for 2015.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” for years prior to 2015 (ignoring for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: $1,899,712 for Mr. Ells, $2,471,015 for Mr. Moran, $4,183,180 for Mr. Hartung, and $201,903 for Mr. Crumpacker.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. These plans provided substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans were distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents, for Mr. Hartung, our only executive officer with a balance remaining in any McDonald’s non-qualified deferred compensation plan, his aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2015, as well as his aggregate ending balance in the plans as of December 31, 2015.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY	REGISTRANT CONTRIBUTIONS IN LAST FY	AGGREGATE EARNINGS IN LAST FY(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(2)
Jack Hartung	—	—	$11,848	$372,984	$378,628

(1)	This amount is not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	This amount includes amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the amounts of $140,647.

58	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates in the future, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2015, of the value of each listed type of equity award that was not vested on December 31, 2015 and on which vesting would have been accelerated had the executive’s employment terminated, for the reasons identified in the table, as of December 31, 2015.

Potential Amounts Realizable Upon Termination Under Equity Awards

NAME	INVOLUNTARY TERMINATION(1)	VOLUNTARY RESIGNATION(1)	RETIREMENT(2)	QUALIFYING TERMINATION FOLLOWING CHANGE IN CONTROL(3)	DEATH/ DISABILITY(4)
STEVE ELLS
SOSARs(5)	–	–	$12,105,000	$12,105,000	$12,105,000
Performance Shares	–	–	$5,640,622	$11,942,027	$5,640,622
Total	$0	$0	$17,745,622	$24,047,027	$17,745,622
MONTY MORAN
SOSARs(5)	–	–	N/A	$12,105,000	$12,105,000
Performance Shares	–	–	N/A	$11,942,027	$5,640,622
Total	$0	$0	N/A	$24,047,027	$17,745,622
JACK HARTUNG
SOSARs(5)	–	–	$4,035,000	$4,035,000	$4,035,000
Performance Shares	–	–	$2,648,515	$5,399,272	$2,648,515
Total	$0	$0	$6,683,515	$9,434,272	$6,683,515
MARK CRUMPACKER
SOSARs(5)	–	–	N/A	$1,519,300	$1,519,300
Performance Shares	–	–	N/A	$4,062,410	$2,041,587
Total	$0	$0	N/A	$5,581,710	$3,560,887

(1)	Assumes the absence of a change in control as described in further detail in footnote 3 below.

(2)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, Mr. Ells and Mr. Hartung were eligible for retirement as of December 31, 2015.

In the event the employment of a holder of SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, service-based vesting conditions on the SOSARs are deemed satisfied immediately. In such event, SOSARs subject to performance conditions remain outstanding and subject to vesting based on achievement of the performance conditions, and SOSARs without performance conditions are immediately vested. All such SOSARs remain outstanding and exercisable (following vesting) for the original duration of the SOSAR. The amounts reflected in the table as realizable upon retirement in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2013 and 2014 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2015, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2015, due to the ongoing vesting conditions that would be in effect at the time of the holder’s retirement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	59

Executive Officers and Compensation (continued)

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares in connection with retirement assume that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the applicable performance periods for each award.

(3)	The award agreements for SOSARs provide that in the event of a change in control under our Amended and Restated 2011 Stock Incentive Plan, unless the SOSARs are replaced with an award meeting the criteria described below under “–Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in the plan, the award will vest.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate (with payout at target level performance) in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “– Equity Award Vesting Upon Change in Control,” the performance shares immediately vest at target level performance. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2011 Stock Incentive Plan, the award will vest.

(4)	In the event the employment with us of a holder of SOSARs subject to performance conditions terminates as a result of the holder’s death or disability, service-based vesting conditions on such SOSARs are deemed satisfied immediately. In such event, the SOSARs remain outstanding and subject to vesting based on achievement of the performance conditions, with vesting to be prorated for the time period of the holder’s service prior to death and disability as a proportion of the period from the grant date to the satisfaction of the performance condition. The amounts reflected in the table as realizable upon death or disability in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2013 and 2014 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2015, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2015, due to the ongoing vesting conditions that would be in effect at the time of the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the death or disability of each executive officer assumes that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the performance period.

(5)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2015 over the exercise price of the applicable SOSARs.

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Executive Officers and Compensation (continued)

Equity Award Vesting Upon Change in Control

Generally, our outstanding unvested equity awards do not vest automatically in the event of a change in control. In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment following certain changes in control of Chipotle, however, our outstanding SOSARs and performance shares have provisions providing for acceleration of vesting in connection with certain changes in control in some circumstances, as described in more detail below.

SOSARs

The award agreement for outstanding SOSARs provides that in the event of a change in control under our Amended and Restated 2011 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise price equal to the aggregate exercise price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price to the fair market value of the securities subject to such replacement award that is equal to the ratio of exercise price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2015, if SOSARs outstanding on that date were not replaced with replacement awards meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

EXECUTIVE OFFICER	VALUE OF VESTED AWARD
Steve Ells	$12,105,000
Monty Moran	$12,105,000
Jack Hartung	$4,035,000
Mark Crumpacker	$1,519,300

Performance Shares

The award agreement for our outstanding performance share awards provides that in the event of a change in control under our Amended and Restated 2011 Stock Incentive Plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest at target unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award assuming the target level of performance, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be September 30, 2016 (for the performance shares granted in 2013) or December 31, 2016 (for the performance shares granted in 2015, unless the date of such change in control is after December 31, 2016, in which case the vesting of such replacement award must be December 31, 2017), subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan, or the

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	61

Executive Officers and Compensation (continued)

holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2015, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

EXECUTIVE OFFICER	VALUE OF VESTED AWARD
Steve Ells	$11,942,027
Monty Moran	$11,942,027
Jack Hartung	$5,399,272
Mark Crumpacker	$4,062,410

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2015, except that one Form 4 filed on behalf of Steve Ells to report a single sale transaction under a Rule 10b5-1 trading plan was filed late due to a brokerage firm’s error in transmitting confirmation of the transaction.

62	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Certain Relationships and Related Party Transactions

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	63

Other Business and Miscellaneous

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2017 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than November 24, 2016, unless the date of our 2017 annual meeting is more than 30 days before or after May 11, 2017, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2017 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 11, 2017, and no later than the close of business on February 10, 2017, unless the date of the 2017 annual meeting is more than 30 days before or 60 days after May 11, 2017. If the date of the 2017 annual meeting is more than 30 days before or 60 days after May 11, 2017, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2017 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (303) 605-1042, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com. We will promptly deliver a separate copy of the proxy materials upon written or oral request.

64	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT

Other Business and Miscellaneous (continued)

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2015 Annual Report, including our Annual Report on Form 10-K for fiscal year 2015 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran

Co-Chief Executive Officer, Secretary and Director

March 24, 2016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2016 PROXY STATEMENT	65

Appendix A

Appendix A-Proposed Certificate of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIPOTLE MEXICAN GRILL, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Chipotle Mexican Grill, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting, in its entirety, Section XI thereof.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Chipotle Mexican Grill, Inc. has caused this Certificate to be executed by its duly authorized officer on this      day of                 , 2016.

CHIPOTLE MEXICAN GRILL, INC.

By:
Name:
Office:

APPENDIX A TO 2016 PROXY STATEMENT	A-1

Appendix B

Appendix B—Proposed Amendment to Bylaws

If Proposal 5 is approved by shareholders, Sections 9 through 12 of Article II of the Company’s Bylaws will be amended and restated as set forth below. Proposed additions are indicated by double underline.

Section 9. Notice of Shareholder Business and Nominations.

(a) Annual Meetings of Shareholders.

(i) Except as provided in Section 12 of this Bylaw, ~~N~~nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the notice of meeting given by or at the direction of the Board of Directors, (B) by or at the direction of the Board of Directors, or (C) by any shareholder of the Corporation who: (1) was a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such business or nomination. Clause (C) or Section 12 of this Bylaw shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders. Only persons who are nominated in accordance with Section 9(a) or Section12 of this Bylaw will be eligible for election at an annual meeting of shareholders as Directors of the Corporation.

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 9-(a)(i)(C) or Section 12 of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice (whether given pursuant to this Section 9(a)(ii), ~~or~~ Section 9(b) or Section 12) to the Secretary must: (A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) (x) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (y) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (z) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (xx) any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (yy) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (zz) any

APPENDIX B TO 2016 PROXY STATEMENT	B-1

Appendix B (continued)

proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (xxx) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (yyy) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (C) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (3) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(iii) Notwithstanding anything in the second sentence of Section 9(a)(ii) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to (i) the notice of meeting given by or at the direction of the Board of Directors, or (ii) the instruction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (1) is a shareholder of record at

B-2	APPENDIX B TO 2016 PROXY STATEMENT

Appendix B (continued)

the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 9(a)(ii) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(i)(C), ~~or~~ Section 9(b) or Section 12 of this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(iv) Notwithstanding the foregoing provisions of this Bylaw, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or item of business, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 10. Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 9 of this Bylaw, or, in the case of a Shareholder Nominee, the time periods prescribed for delivery of a Notice of Proxy Access Nomination Section 12 of this Bylaw) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or

APPENDIX B TO 2016 PROXY STATEMENT	B-3

Appendix B (continued)

assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 11. Opening of Polls. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.

Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.

The presiding person at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 12. Proxy Access for Director Nominations.

(a)	Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of the shareholders, subject to the provisions of Section 12 of this Bylaw, the Corporation shall include in its proxy statement for such annual meeting, in addition to any person nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information, of any person or persons, as applicable, nominated for election (the “Shareholder Nominee(s)”) to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders that satisfies the requirements of Section 12(d) (the “Eligible Shareholder”) of this Bylaw, and who expressly elects at the time of providing the notice required by Section 12 (the “Notice of Proxy Access Nomination”) of this Bylaw to have its nominee or nominees, as applicable, included in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw. For purposes of Section 12 of this Bylaw, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary concerning the Shareholder Nominee(s) and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by Section 14 of the Exchange Act, and rules and regulations promulgated thereunder, and, if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in Section 12 of this Bylaw, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

B-4	APPENDIX B TO 2016 PROXY STATEMENT

Appendix B (continued)

(b)	To be timely for purposes of Section 12 of this Bylaw, the Notice of Proxy Access Nomination must be addressed to the Secretary and delivered to or mailed to and received at the principal executive offices of the Corporation no more than 150 calendar days and not less than 120 calendar days prior to the anniversary date of the date (as specified in the Corporation’s proxy materials for its immediately preceding annual meeting of shareholders) on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of shareholders. In no event will an adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period for the giving of a Notice of Proxy Access Nomination as provided above.

(c)	The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) one director or (ii) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with Section 12 of this Bylaw (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board in connection therewith, the maximum number of Shareholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw whom the Board of Directors decides to nominate as a nominee for Director shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in Section 12 of this Bylaw has been reached. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders in the Corporation’s proxy statement pursuant to Section 12 of this Bylaw exceeds the maximum number of nominees provided for in Section 12 of this Bylaw. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to Section 12 of this Bylaw exceeds the maximum number of nominees provided for in Section 12 of this Bylaw, the highest ranking Shareholder Nominee who meets the requirements of this Section 12 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Shareholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of Section 12 of this Bylaw from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in Section 12 of this Bylaw, if the Corporation receives notice pursuant to Section 9(c) of this Bylaw that a shareholder intends to nominate for election at such meeting a number of nominees greater than or equal to a majority of the total number of directors to be elected at such meeting, no Shareholder Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to Section 12 of this Bylaw.

(d)

For purposes of Section 12 of this Bylaw, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or its intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or

APPENDIX B TO 2016 PROXY STATEMENT	B-5

Appendix B (continued)

realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. For purposes of Section 12 of this Bylaw, a shareholder shall “own” shares held in the name of nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of Section 12 of this Bylaw, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(e)	In order to make a nomination pursuant to Section 12 of this Bylaw, an Eligible Shareholder must have owned the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period as of both the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary in accordance with Section 12 of this Bylaw and the record date for determining the shareholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the meeting date. For purposes of Section 12 of this Bylaw, the “Required Ownership Percentage” is 5% or more, and the “Minimum Holding Period” is 3 years. Within the time period specified in Section 12 of this Bylaw for Delivering the Notice of Proxy Access Nomination, an Eligible Shareholder must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 9(a)(ii) of this Bylaw; (iv) the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a Director if elected; (v) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (D) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, and (E) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (vi) a representation as to the Eligible Shareholder’s (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the annual meeting; (vii) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation and (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to Section 12 of this Bylaw.

B-6	APPENDIX B TO 2016 PROXY STATEMENT

Appendix B (continued)

(f)	Within the time period specified in Section 12 of this Bylaw for delivering the Notice of Proxy Access Nomination, each Shareholder Nominee must deliver to the Secretary the representations, agreements and other information required by Section 10 of this Bylaw.

(g)	In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect.

(h)	The Corporation shall not be required to include, pursuant to Section 12 of this Bylaw, a Shareholder Nominee in its proxy materials for any meeting of shareholders (i) for which the Secretary receives a notice that a shareholder has nominated such Shareholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Section 9(a) of this Bylaw, (ii) if the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) that has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (iii) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with service as a Director of the Corporation, (iv) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (v) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, as amended, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (vi) who is or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offense) or has been convicted in such a criminal proceeding within the past 10 years, (viii) who is subject to any order of the type specific in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, or (x) the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to Section 12 of this Bylaw.

(i)	Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is an Eligible Shareholder) shall have breached its or their obligations under Section 12 of this Bylaw as determined by the Board of Directors or the chairman of the annual meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to Section 12 of this Bylaw. In the event of any such declaration by the Board of Directors or the chairman of the annual meeting, the Eligible Shareholder (and any member of any group of shareholders that together is an Eligible Shareholder) whose nomination(s) was/were subject to such declaration will be ineligible to be an Eligible Shareholder (or a member of any group of shareholders that together is an Eligible Shareholder) pursuant to, Section 12 of this Bylaw for the next two annual meetings.

APPENDIX B TO 2016 PROXY STATEMENT	B-7

Appendix B (continued)

(j)	Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Article II, Section 12 for the next two annual meetings. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 9 of this Bylaw.

(k)	This Section 12 of this Article shall be the exclusive method for shareholders to include nominees for Director in the Corporation’s proxy materials.

B-8	APPENDIX B TO 2016 PROXY STATEMENT

CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP ST, STE 500 DENVER, CO 80202
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02526-P76707 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
CHIPOTLE MEXICAN GRILL, INC.
For All Against All For All Except
To vote “AGAINST” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Nine Directors
Nominees:
01) Al Baldocchi 06) Neil Flanzraich
02) Darlene Friedman 07) Pat Flynn
03) John Charlesworth 08) Stephen Gillett
04) Kimbal Musk 09) Steve Ells
05) Monty Moran
The Board of Directors recommends you vote AGAINST the following proposals:
The Board of Directors recommends you vote FOR the following proposals:
For Against Abstain
For Against Abstain
2. An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement (“say-on-pay”).
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.
4. A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., to remove a provision allowing only the Board of Directors or the Chairman of the Board the ability to call special meetings of shareholders.
5. A proposal to approve amendments to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws to adopt a “proxy access” bylaw allowing a shareholder, or group of not more than 20 shareholders, owning an aggregate of not less than 5% of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s), subject to satisfaction of the requirements of our bylaws, in our proxy materials for the meeting at which such election will be held.
For address changes and/or comments, please check this box and write them on the back where indicated.
Please indicate if you plan to attend this meeting.
6. A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors adopt and present for shareholder approval a “proxy access” bylaw to allow a shareholder or group of shareholders owning an aggregate of 3% or more of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s) in our proxy materials for the meeting at which such election will be held.
7. A shareholder proposal, if properly presented at the meeting, requesting adoption of a stock retention policy for senior executives.
8. A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors implement changes to Chipotle’s governing documents to allow shareholders owning an aggregate of 10% of our outstanding common stock to call special meetings of shareholders.
9. A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria.
10. A shareholder proposal, if properly presented at the meeting, requesting that our Compensation Committee prepare and disclose a report on the feasibility of incorporating sustainability measures into executive officer incentive compensation programs.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Proxy Statement and Annual Report are available at www.proxyvote.com.
E02527-P76707
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS
May 11, 2016
The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Mountain Time, on May 11, 2016, at the Grand Hyatt Denver, 1750 Welton Street, Denver, Colorado, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE